As filed with the Securities and Exchange Commission on April 7, 2006

                                                             File No. 333-132399
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                          PRE-EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM S-1
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                         PHL VARIABLE INSURANCE COMPANY
       -----------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

          CONNECTICUT                                6311                            06-1045829
-------------------------------          ----------------------------          ----------------------
(State or other jurisdiction of          (Primary Standard Industrial               (IRS Employer
incorporation or organization)            Classification Code Number)          Identification Number)

                                ONE AMERICAN ROW
                               HARTFORD, CT 06102
                                 (800) 447-4312
       -----------------------------------------------------------------
               (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                               JOHN H. BEERS, ESQ.
                         PHL VARIABLE INSURANCE COMPANY
                                ONE AMERICAN ROW
                             HARTFORD, CT 06102-5056
                                 (860) 403-5050
       -----------------------------------------------------------------
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

               April 24, 2006 or as soon as practicable after the
                    registration statement becomes effective.
               --------------------------------------------------
         (Approximate date of commencement of proposed sale to public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ X ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                                                   CALCULATION OF REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------------------
                                                                    Proposed maximum        Proposed maximum
        Title of each class of                Amount to be         offering price per      aggregate offering          Amount of
      securities to be registered              registered                 unit                   price              registration fee
---------------------------------------- ----------------------- ----------------------- ----------------------- -------------------
Interests in modified guaranteed                   *                       *                  $200,000,000             $21,400**
annuity with a market value adjustment
---------------------------------------- ----------------------- ----------------------- ----------------------- -------------------

* The maximum aggregate offering price is estimated solely for the purpose of determining the registration fee. The amount to be registered and the proposed maximum offering price per unit are not applicable in that these contracts are not issued in predetermined amounts or units.

** Registration fee paid concurrently with the filing of the Registrant's initial Registration Statement on December 16, 2005.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), SHALL DETERMINE.

================================================================================

================================================================================
                    PHOENIX FOUNDATIONS EQUITY INDEX ANNUITY
================================================================================




           ISSUED BY: PHL VARIABLE INSURANCE COMPANY ("PHL VARIABLE") (A WHOLLY OWNED SUBSIDIARY OF PHOENIX LIFE INSURANCE COMPANY)


PROSPECTUS                                                        APRIL 17, 2006

    PHL Variable is offering the Phoenix Foundations Equity Index Annuity, a group and individual single premium deferred equity indexed modified guaranteed annuity contract ("contract"). This Prospectus provides important information that a prospective investor should know before investing. Please retain this Prospectus for future reference.


    Contracts are available through Phoenix Equity Planning Corporation ("PEPCO"), the principal underwriter for the contracts.








IF YOU HAVE ANY QUESTIONS, PLEASE CONTACT:           [envelope]   PHL VARIABLE INSURANCE COMPANY
                                                                  Annuity Operations Division
                                                                  PO Box 8027
                                                                  Boston, MA 02266-8027
                                                     [telephone]  TEL. 800/541-0171






    Neither the Securities and Exchange Commission ("SEC") nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Prospectus. Any representation to the contrary is a criminal offense.


    PEPCO is not required to sell any specific number or dollar amount of securities but will use its best efforts to sell the securities offered.


    The contract is not a deposit or obligation of, underwritten or guaranteed by, any financial institution, credit union or affiliate. It is not federally insured by the Federal Deposit Insurance Corporation or any other state or federal agency. Contract investments are subject to risk, including possible loss of principal if surrendered early. Please see the "Risk Factors" section on page 4.


    It may not be in your best interest to purchase a contract to replace an existing annuity contract or life insurance policy. You must understand the basic features of the proposed contract and your existing coverage before you decide to replace your present coverage. You must also know if the replacement will result in any tax liability. The contract may not be available in all states.

                                TABLE OF CONTENTS
Heading                                                                     Page
--------------------------------------------------------------------------------

GLOSSARY...................................................................    3
CONTRACT SNAPSHOT .........................................................    4

   Features................................................................    4
   Free Look Period........................................................    4
   Risk Factors............................................................    4

THE ACCUMULATION PERIOD....................................................    5
   Contract Value..........................................................    5
   Premium.................................................................    5
   Premium Allocation......................................................    5
   Reallocation of Contract Value..........................................    5

CONTRACT FEATURES..........................................................    6
   Death Benefit...........................................................    6
     Before Maturity Date..................................................    6
     After Maturity Date...................................................    6

   Fixed Account and Interest Rates........................................    6
   Indexed Accounts and Index Credit.......................................    6
     Indexed Account A.....................................................    7
     Indexed Account B.....................................................    7
     Indexed Account C.....................................................    7
   Nursing Home Waiver.....................................................    7
   Terminal Illness Waiver.................................................    7
   Withdrawals and Surrenders..............................................    8
CHARGES....................................................................    8
   Market Value Adjustment.................................................    8
   Surrender Charges.......................................................    8
   Tax.....................................................................    9
THE ANNUITY PERIOD.........................................................    9
   Annuity Payments........................................................    9
   Annuity Payment Options.................................................    9
MISCELLANEOUS PROVISIONS...................................................   10
   Amendments to Contracts.................................................   10
   Assignment..............................................................   10
   Free Look Period........................................................   10

   Misstatements...........................................................   11

   Ownership of the Contract...............................................   11
   Payment Deferral........................................................   11
   Termination.............................................................   11
TAXES......................................................................   11
   Introduction............................................................   11
   Company Income Tax Status...............................................   11
   Taxation of Annuities in General--Nonqualified Plans....................   11
   Additional Considerations...............................................   12
   Taxation of Annuities in General--Qualified Plans.......................   13
PHL VARIABLE...............................................................   15
   Selected Financial Data.................................................   15
   Management's Discussion and Analysis of Financial
     Condition and Results of Operation....................................   16
   The Separate Account....................................................   22
   Legal Matters ..........................................................   22
DISTRIBUTOR................................................................   23
EXPERTS   .................................................................   23
ANNUAL STATEMENTS..........................................................   23
APPENDIX A -- DEDUCTIONS FOR TAXES.........................................  A-1

GLOSSARY
--------------------------------------------------------------------------------

    The following is a list of terms and their meanings when used throughout this Prospectus. We have bolded and italicized the first occurrence for each term used after this glossary.

ACCOUNT: indexed or fixed account.

ACCOUNT VALUE: the value available in each account for annuitization or surrender before the application of any surrender charge or market value adjustment.


ANNUITANT/JOINT ANNUITANT: the person(s) on whose life the annuity benefit depends. There may be one or more annuitants. One is the primary annuitant and the other is considered the joint annuitant.


BENEFICIARY: the person who receives the death benefits. If there is no surviving beneficiary, the owner will be the beneficiary. If the owner is not living, the estate of the owner will be the beneficiary.


CONTRACT ANNIVERSARY: the same month and date as the contract date in the years following the contract date. If the date does not exist in a month, the last day of the month will be used.


CONTRACT DATE: the date on which the contract is issued.

CONTRACT VALUE: sum of the account value of each of the accounts.


CONTRACT YEAR: the 12-month period beginning on the contract date and each 12-month period thereafter.


FIXED ACCOUNT: interest is credited daily on the account value allocated to this account at rates that are declared annually.

FREE WITHDRAWAL AMOUNT: you may withdraw up to 10% of the contract value in a contract year without a market value adjustment or surrender charge.

INDEX: the measure used to determine the index credit for an indexed account.

INDEX VALUE: the published value of the index, excluding any dividends paid by firms that comprise the index.

INDEXED ACCOUNT: each indexed account earns an index credit linked to the performance of an index.

MATURITY DATE: the date on which annuity payments begin.

MARKET VALUE ADJUSTMENT: a calculated amount that is applied to amounts withdrawn or surrendered before the end of the surrender charge period. It may be positive or negative.

OWNER (OWNER, OWNERS, YOU, YOUR): usually the person, persons or entity to whom we issue the contract.

PHL VARIABLE (OUR, US, WE, COMPANY): PHL Variable Insurance Company.

SEPARATE ACCOUNT: PHL Variable Separate Account MVA1.

SURRENDER VALUE: the contract value adjusted by any market value adjustment and less any applicable surrender and tax charges.

WRITTEN REQUEST (IN WRITING, WRITTEN NOTICE): is a request signed by you and received in a form satisfactory to us.

CONTRACT SNAPSHOT
--------------------------------------------------------------------------------


    THE FOLLOWING IS A SNAPSHOT OF THE CONTRACT. PLEASE READ THE REST OF THIS PROSPECTUS FOR MORE INFORMATION.

    THIS PROSPECTUS IS A DISCLOSURE DOCUMENT THAT SUMMARIZES YOUR RIGHTS UNDER THE CONTRACT YOU ARE PURCHASING. AS WITH ANY GUIDE, IT MAY DIFFER IN CERTAIN INSTANCES FROM THE UNDERLYING CONTRACT. YOUR RIGHTS AND OBLIGATIONS UNDER THE CONTRACT WILL BE DETERMINED BY THE LANGUAGE OF THE CONTRACT ITSELF. YOU SHOULD READ YOUR CONTRACT CAREFULLY. IN CERTAIN STATES, THIS CONTRACT MAY BE ISSUED THROUGH A GROUP TRUST, IN WHICH CASE YOU WILL RECEIVE A CERTIFICATE IN LIEU OF A CONTRACT. THE USE OF THE TERM "CONTRACT" IN THIS PROSPECTUS REFERS TO EITHER THE CONTRACT OR CERTIFICATE THAT YOU WILL BE ISSUED.

FEATURES

[diamond] Single premium payment.

[diamond] Minimum premium payment of $25,000 for non-qualified and qualified contracts.

[diamond] Maximum premium payment of $1,000,000 without our approval.

[diamond] One FIXED ACCOUNT and three INDEXED ACCOUNTS are available for investing.

[diamond] FREE WITHDRAWAL AMOUNT --during the surrender charge period, 10% of
          CONTRACT VALUE each year free of any surrender charge and MARKET VALUE ADJUSTMENTS

[diamond] Market Value Adjustment--applied to any withdrawal or full surrender before the end of the surrender charge period, excluding the free withdrawal amount.

[diamond] Surrender Charges--applied when you surrender your contract or request a withdrawal before the end of the surrender charge period specified in your surrender charge schedule, excluding the free withdrawal amount. You have the option of a 7-year or 5-year surrender charge schedule, and each has a different schedule of fees that will be levied upon surrender. If you elect the 5-year surrender charge schedule, you may receive a lower interest rate or index credit than under the 7-year surrender charge schedule.


[diamond] Taxes--taken from the contract value upon premium payments, withdrawals, surrenders or commencement of annuity payments.


[diamond] Death Benefit--payable upon owner's death. The Death Benefit equals the contract value at the time of death. Market value adjustments and surrender charges are waived. Applicable tax will be deducted.

FREE LOOK PERIOD

[diamond] You have the right to review and return the contract. If for any reason you are not satisfied, you may return it within ten (10) days (or later, if applicable state law requires) after you receive it and cancel the contract. Please see the "Free Look Period" section on page 10 for more information.

RISK FACTORS

[diamond] Investment Risk - The risk and return characteristics for the indexed accounts are anticipated to fall between those typical of a fixed annuity and those typical of a variable annuity. A fixed annuity guarantees principal, but does not provide for participation in equity or other markets; while a variable annuity generally does not guarantee principal, but provides for participation in equity or other markets. Long-term returns under an indexed account may be higher than those of a fixed annuity, but growth is unpredictable as the index fluctuates. In addition, amounts withdrawn from an indexed account prior to the end of a contract year will not receive the index credit for that year. The risk and return characteristics for the fixed account are similar to those of a fixed annuity. Principal and credited interest are guaranteed by the company.

[diamond] Loss of Principal - Withdrawals and surrenders from the contract in excess of the free withdrawal amount, prior to the end of the surrender charge period, are subject to a surrender charge and market value adjustment ("MVA"). A negative MVA is limited to the contract's interest or index credit earnings, therefore, the application of a negative MVA alone will not result in loss of principal. However, the combination of the surrender charge and MVA may result in loss of principal.

[diamond] Liquidity Risk -This product is designed for long-term investment and should be held for the length of the surrender charge period or longer. Some liquidity is provided through the free withdrawal provision. However, if you withdraw more than the free withdrawal amount, a surrender charge and MVA will be applied, which may result in the loss of principal and earnings.

THE ACCUMULATION PERIOD
--------------------------------------------------------------------------------

    The contract can help you save for retirement during the accumulation period. The accumulation period begins on the CONTRACT DATE and continues until you begin to receive annuity payments. The contract is available in connection with certain retirement plans that qualify for special federal income tax treatments ("qualified plans"), as well as those that do not qualify for such treatment ("non-qualified plans"). Purchase of this contract through a qualified plan does not provide any additional tax deferral benefits beyond those provided by the qualified plan. Accordingly, if you are purchasing this contract through a qualified plan, you should consider this contract for its death benefit, annuity options and other non-tax related benefits.


CONTRACT VALUE
    Your contract value at any time during the accumulation period is equal to the sum of the ACCOUNT VALUE of the fixed and indexed accounts.

PREMIUM
    The amount applied to this contract will be the single premium received minus a deduction for any applicable tax. No benefit associated with any single premium will be provided until it is actually received by us.

    Generally, we require a minimum single premium payment of:

[diamond] Nonqualified plans--$25,000

[diamond] Qualified plans--$25,000

    A contract may not be purchased for a proposed owner who is 86 years of age or older. A premium payment in excess of $1,000,000 requires our prior approval. We reserve the right to reject any application or waive this limitation at our sole discretion.

    Your premium payment becomes part of the SEPARATE ACCOUNT, which supports our insurance and annuity obligations. For more information, see "PHL Variable and the Separate Account."


FIXED ACCOUNT AND INDEXED ACCOUNTS

     Currently, one Fixed Account and three Indexed Accounts are available for investing. The Fixed Account earns interest daily, and the rate is declared annually and guaranteed for one year. Each of the Indexed Accounts earns index credits that are linked to the performance of the S&P 500(R) Index(1), and the index credits will never be less than 0%. For more information, please see the "Fixed Account and Interest Rates" and the "Indexed Accounts and Index Credit" sections of this Prospectus.


PREMIUM ALLOCATION

    Your premium payment will be applied as soon as practicable after its receipt at our Annuity Operations Division if the application or order form is complete. If we do not receive all of the necessary application information, we will hold your premium payment while we attempt to complete the application. If the application is not completed after a reasonable time, we will inform you of the reason for the delay and return your premium payment, unless you specifically consent to our holding it until the application is complete. Once we have all of your necessary application information, we will apply your premium payment as requested and issue your contract. Please note that prior to the completion of your application or order form, we will hold the premium in a suspense account, which is a non-interest-bearing account.


REALLOCATION OF CONTRACT VALUE

    During the 30 days before each CONTRACT ANNIVERSARY, you may reallocate your contract value among the available ACCOUNTS. You may make your reallocation request in writing, or by telephone. WRITTEN REQUESTS must be received in a form satisfactory to us at our Annuity Operations Division. The company and Phoenix Equity Planning Corporation ("PEPCO"), our national distributor, will use reasonable procedures to confirm that telephone reallocation requests are genuine. We require verification of account information and will record telephone instructions on tape. The company and PEPCO may be liable for following unauthorized instructions if we fail to follow our established security procedures. However, you will bear the risk of a loss resulting from instructions entered by an unauthorized third party that the company and PEPCO reasonably believe to be genuine. We must receive the request prior to the contract anniversary. Your request will be effective as of the contract anniversary, after index crediting for the past year. There is no charge for contract value reallocation.


(1) The product is not sponsored, endorsed, sold or promoted by Standard & Poor's, a division of The McGraw-Hill Companies, Inc. ("S&P"). S&P makes no representation or warranty, express or implied, to the owners of the product or any member of the public regarding the advisability of investing in securities generally or in the product particularly or the ability of the S&P 500 Index to track general stock market performance. S&P's only relationship to the Licensee is the licensing of certain trademarks and trade names of S&P and of the S&P 500 Index which is determined, composed and calculated by S&P without regard to the Licensee or the product. S&P has no obligation to take the needs of the Licensee or the owners of the product into consideration in determining, composing or calculating the S&P 500 Index. S&P is not responsible for and has not participated in the determination of the prices and amount of the product or the timing of the issuance or sale of the product or in the determination or calculation of the equation by which the product is to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the product. S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P 500 INDEX OR ANY DATA INCLUDED THEREIN AND S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY LICENSEE, OWNERS OF THE PRODUCT, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500 INDEX OR ANY DATA INCLUDED THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P 500 INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

CONTRACT FEATURES
--------------------------------------------------------------------------------

DEATH BENEFIT
[diamond] BEFORE MATURITY DATE
          A death benefit is payable when any owner (or primary annuitant when the contract is owned by a non-natural person) dies.

          >  DEATH OF AN OWNER
    If the owner dies before the MATURITY DATE, the death benefit will be paid to the BENEFICIARY.

          >  DEATH OF AN OWNER - MULTIPLE OWNERS

          If there is more than one owner, a death benefit is payable upon the first owner to die. The death benefit is paid to the surviving owner(s) as the designated beneficiary(s).


          >  DEATH OF AN ANNUITANT WHO IS NOT THE OWNER

          If the owner and the annuitant are not the same individual and the annuitant dies prior to the maturity date, the owner becomes the annuitant, unless the owner appoints a new annuitant. If a joint annuitant dies prior to the maturity date, the owner may appoint a new joint annuitant; however, there may be tax consequences. The death of the annuitant or joint annuitant will not cause the death benefit to be paid.


          >  SPOUSAL BENEFICIARY CONTRACT CONTINUANCE
          If the spouse of a deceased owner, as designated beneficiary, is entitled to receive all or some portion of the death benefit amount, the spouse may elect to continue the contract as the new owner. This election is only allowed prior to the maturity date and can be elected only one time. When the spouse elects to continue the contract, the death benefit amount that the spouse is entitled to receive will become the new contract value for the continued contract.

          >  OWNERSHIP OF THE CONTRACT BY A NON-NATURAL PERSON
          If the owner is not an individual, and the primary annuitant dies before the maturity date, we will pay the death benefit to the owner. If a joint annuitant dies, a death benefit will not be paid. The owner may appoint a new joint annuitant.

    The death benefit amount equals the contract value as of the date of death. No market value adjustment, surrender charge or index credit for the year in which the death occurred will be included in the death benefit calculation. The death benefits provided under this contract will not be less than the minimum benefits required by the state where the contract is delivered.

[diamond] AFTER MATURITY DATE

     If an owner dies on or after the maturity date, any remaining annuity payments will be paid according to the annuity payment option in effect on the date of death. If there is a surviving owner, the payments will be paid to the surviving owner. If there is no surviving owner, the payments will be paid to the beneficiary. Payments may not be deferred or otherwise extended.

     If the annuitant and/or joint annuitant dies, any remaining period certain annuity payments will be paid according to the annuity payment option in effect on the date of death. If the annuitant and/or joint annuitant are survived by any owner(s), the payments will be paid to the owner(s). If not, the payments will be paid to the beneficiary. Payments may not be deferred or otherwise extended.


FIXED ACCOUNT AND INTEREST RATES

    The Fixed Account earns interest daily. The fixed interest rate is declared annually and is guaranteed for one year. Subsequent interest rates may be higher or lower than the initial fixed interest rate. We reserve the right to cease offering the Fixed Account at any time and the Fixed Account may not be available in all states.


    On the contract date, the account value of the Fixed Account is equal to the portion of the premium allocated to the fixed account. Thereafter, the account value for the Fixed Account equals:

1.  the initial allocation and any reallocation to the Fixed Account; plus

2.  interest credited; less

3.  any reallocation from the fixed account; less

4. withdrawals (including applicable market value adjustments, surrender charges and tax deductions).

INDEXED ACCOUNTS AND INDEX CREDIT
    Currently, there are three different Indexed Accounts. On the contract date, the account value for an Indexed Account equals the portion of the premium allocated to the indexed account as of the contract date.

    On each contract anniversary, the account value equals:

1. the account value immediately preceding the contract anniversary, multiplied by the resulting value of (1 + the applicable index credit); less

2.  reallocation, if any, from the indexed account; plus

3.  reallocation, if any, to the indexed account; less

4. withdrawals (including applicable market value adjustments, surrender charges and tax deductions).


    Index credit is based on account value before reallocation. Reallocations are effective after the index crediting on each contract anniversary.


    On any other date, the account value for an indexed account equals:

1. the account value for the indexed account on the preceding contract anniversary; less

2. any withdrawals (including applicable market value adjustments, surrender charges and tax deductions) from the Indexed Account since the preceding contract anniversary.

    For the first contract year, the contract date is considered the preceding contract anniversary.


Each of the indexed accounts earns index credits that are linked to the performance of the S&P 500(R) Index.(1) The index credit is calculated annually on each contract anniversary and is credited immediately. The index credit will never be less than the guaranteed minimum index credit. The guaranteed minimum index credit is currently 0% and will never be less than 0%. The index credit is based on the performance of the index for the last CONTRACT YEAR. Amounts withdrawn or surrendered effective on the contract anniversary will receive the index credit for the past contract year. Amounts withdrawn or surrendered prior to the end of a contract year will not receive the index credit for that contract year.

    The contract provides one or more indexed accounts. We reserve the right to add or delete indexed accounts at any time and will give you sufficient written notification prior to any indexed account changes. Additionally, if the index for a particular Indexed Account is no longer available or if the index calculation is substantially changed, a suitable replacement index will be used, subject to any required regulatory approval.


[diamond] INDEXED ACCOUNT A - Point-to-Point with Cap Indexed Account
    This account earns an index credit on each contract anniversary that is based on the performance of the Index for the past contract year. The index credit is subject to a maximum crediting percentage ("index cap").

    To determine the index credit, we first calculate the index growth, which equals:

    (index value on the contract anniversary [divide by] index value on the precedingcontract anniversary) - 1


    The index credit equals the lesser of the index growth and the applicable index cap, but will never be less than 0%.

    The index cap is the maximum index credit percentage that can be applied to the account value in any given contract year. For the first contract year, the initial index cap as shown on the contract schedule page is used. On each subsequent contract anniversary, a new index cap will be declared and guaranteed for the following contract year. The subsequent index caps may be higher or lower than the initial index cap.


[diamond] INDEXED ACCOUNT B - Performance Trigger Indexed Account
    This account earns an index credit on each contract anniversary that is based on the performance of the Index for the past contract year.

    To determine the index credit, we first calculate the index growth, which equals:


    (index value on the contract anniversary [divide by] index value on the preceding contract anniversary) - 1

    The index credit equals the triggered rate if the index growth is greater than zero. If the index growth is zero or less, the index credit will be 0%.

    The triggered rate is applied to the account value if the index growth for the contract year is greater than zero. For the first contract year, the triggered rate as shown on the contract schedule page is used. On each subsequent contract anniversary, a new triggered rate will be declared and guaranteed for the following contract year. The subsequent triggered rates may be higher or lower than the initial triggered rate.


[diamond] INDEXED ACCOUNT C - Monthly Average with Spread Indexed Account
    This account earns an index credit on each contract anniversary that is based on the performance of the Index for the past contract year.

    To determine the index credit, we first calculate the averaged index growth, which equals:

     ((the sum of the index values on each monthly processing date during the contract year [divide by] 12) [divide by] index value on the preceding contract anniversary)) -1


    The index credit equals the averaged index growth less the index spread, but will never be less than 0%.

    Monthly processing date is defined as the same date of each month as the contract date. If the date does not exist in a month the last day in the month will be used.

    The index spread is the amount subtracted from the averaged index growth when the index credit is calculated. For the first contract year, the initial index spread as shown on the contract schedule page is used. On each subsequent contract anniversary, a new index spread will be declared and guaranteed for the following contract year. The subsequent index spreads may be higher or lower than the initial index spread.


NURSING HOME WAIVER
    Prior to the maturity date, you may surrender all or a portion of the contract value, adjusted by any applicable market value adjustment, without a surrender charge, provided that:

[diamond] more than one year has elapsed since the contract date; and [diamond] the withdrawal is requested within two years of the owner's admission into a licensed nursing home facility; and [diamond] the owner has been confined to the licensed nursing home facility (as defined below) for at least the preceding 120 days.

    A licensed nursing home facility is defined as a state licensed hospital or state licensed skilled or intermediate care nursing facility at which medical treatment is available on a daily basis. The owner must provide us with satisfactory evidence of confinement by written notice. There is no fee for this waiver. This waiver is subject to state approval.

TERMINAL ILLNESS WAIVER
    Prior to the maturity date, you may surrender all or a portion of the contract value, adjusted by any applicable market value adjustment, without a surrender charge in the event of the owner's terminal illness. Terminal Illness is defined as an illness or condition that is expected to result in the owner's death within six months. The owner must provide us with a satisfactory written notice of terminal illness by a licensed physician, who is not the owner or a member of the owner's family. We reserve the right to obtain a second medical opinion from a physician of our choosing at our expense. There is no fee for this waiver. This waiver is subject to state approval.

WITHDRAWALS AND SURRENDERS
    You may request a withdrawal or full surrender of the contract ("surrender") from the contract value at any time prior to the maturity date. Requests must be made in writing and should include tax-withholding information.


    You may withdraw up to 10% of the contract value in a contract year without a market value adjustment or surrender charge. This amount is referred to as the free withdrawal amount. During the first contract year, the free withdrawal amount will be determined based on the contract value at the time of the first withdrawal. In all subsequent years, the free withdrawal amount will be based on the contract value on the previous contract anniversary. Any unused percentages of the free withdrawal amount from prior years may not be carried forward to future contract years.


    Please note that withdrawal or surrender amounts in excess of the 10% free withdrawal amount before the end of the surrender charge schedule will be subject to a market value adjustment that can result in a loss or gain, a surrender charge and tax deduction(s).


CHARGES
--------------------------------------------------------------------------------

MARKET VALUE ADJUSTMENT
    A market value adjustment is applied to withdrawals or surrenders prior to the end of the surrender charge schedule elected. The market value adjustment may result in a gain or loss to contract value and applies to both fixed and indexed accounts.

    The market value adjustment equals the contract value withdrawn or surrendered in excess of the free withdrawal amount multiplied by the following:

              1+I              (N/12)

      [ ------------------- ]         -1

            1+J+0.0050

WHERE:

   i - is the Treasury Constant Maturity yield as published by the Federal
       Reserve on the business day prior to the contract date for the maturity matching the duration of the surrender charge period;

   j - is the Treasury Constant Maturity yield as published by the Federal
       Reserve on the business day prior to the date of withdrawal or surrender for the maturity matching the remaining years in the surrender charge period (fractional years rounded up to the next full year);

   n - is the number of complete months from the time of withdrawal or surrender to the end of the surrender charge period.

    If a Treasury Constant Maturity yield for a particular maturity is not published, the yield will be interpolated between the yields for maturities that are published. If the Treasury Constant Maturity yields are no longer published, we will choose a suitable replacement, subject to any regulatory approvals and provide you with notice accordingly.

    A positive market value adjustment will increase the amount withdrawn or surrendered. There is no limit on a positive market value adjustment. A negative market value adjustment will decrease the amount withdrawn or surrendered. A negative market value adjustment will not decrease the amount withdrawn or surrendered by more than the amount (i) exceeds (ii) if any, where:


(i)  equals the amount withdrawn or surrendered and


(ii) equals the portion of the Premium associated with (i) adjusted by prior withdrawals.

    The market value adjustment is waived on the free withdrawal amount, on death, and on annuitization if annuitization occurs after five contract years. The market value adjustment is not waived on the nursing home and terminal illness waivers.

SURRENDER CHARGES

    A surrender charge may apply to a withdrawal or surrender of the contract prior to the end of the surrender charge period specified in your surrender charge schedule. The amount of a surrender charge depends on the period of time your premium payment is held under the contract and which surrender charge schedule you elected (refer to the charts shown below). You must select a surrender charge schedule at the time of initial purchase of the contract and you cannot change it later. If you elect the 5-Year surrender charge schedule, you may receive a lower interest rate or index credit than the 7-Year surrender charge schedule. The difference will vary based on market conditions. The surrender charge is designed to recover the expense of distributing contracts that are terminated before distribution expenses have been recouped from revenue generated by these contracts. They are deferred charges because they are not deducted from the premium. Surrender charges are waived on the free withdrawal amount and on death benefits. Surrender charges will also be waived when you begin taking annuity payments provided your contract has been in effect for five years. For more information, see "Annuity Payment Options." Any surrender charge imposed is deducted from amount withdrawn.

    Surrender charges are expressed as a percentage of the lesser of (1) and
(2), where

    (1) is the result of

       (a) the gross amount withdrawn, less

       (b) the 10% free withdrawal amount, adjusted by

       (c) any applicable market value adjustment

    (2) the premium payment less any prior withdrawals for which a surrender charge was paid.

    Surrender charge schedules are as follows:

7-YEAR SURRENDER CHARGE SCHEDULE
--------------------------------------------------------------
Percent                  7%   7%   7%  6%   6%   5%   5%  0%
--------------------------------------------------------------
Complete Contract Years   0   1    2    3   4    5    6   7+
--------------------------------------------------------------

5-YEAR SURRENDER CHARGE SCHEDULE
--------------------------------------------------------------
Percent                   7%    7%     7%    6%    6%    0%
--------------------------------------------------------------
Complete Contract Years    0     1     2      3     4    5+
--------------------------------------------------------------

    This contract allows you to choose between two distinct surrender charge schedules. You should consult with a qualified financial advisor before making your election.


    A surrender charge will be deducted from the affected fixed and indexed accounts on a pro rata basis. If you request a net withdrawal of a specified amount, we will deduct the surrender charge from the remaining contract value. This will result in an additional surrender charge when a net withdrawal is requested. If you request a gross withdrawal of a specified amount, we will deduct the surrender charge from the amount requested. Any distribution costs not paid for by the surrender charge will be paid by PHL Variable from the assets of the General Account.


TAX

    Tax is considered any tax charged by a state or municipality on premium payments, whether or not it is characterized as premium tax. It is also other state or local taxes imposed or any other governmental fees that may be required based on the laws of the state or municipality of delivery, the owner's state or municipality of residence on the contract date. Taxes on premium payments currently range from 0% to 3.5% and vary from state to state. We will pay any premium payment tax; any other state or local taxes imposed or other governmental fee due and will only reimburse ourselves upon the remittance to the applicable state. For a list of states and taxes, see "Appendix A."


    No federal income taxes are applicable under present law and we are not presently making any such deduction.


THE ANNUITY PERIOD
--------------------------------------------------------------------------------

ANNUITY PAYMENTS
    Annuity payments will begin on the contract's maturity date if the owner is alive and the contract is still in force.

    If the amount to be applied on the maturity date is less than $2,000, we may pay such amount in one lump sum in lieu of providing an annuity. If the initial monthly annuity payment under an annuity payment option would be less than $20, we may make a single sum payment equal to the total contract value on the date the initial annuity payment would be payable, or make periodic annuity payments quarterly, semiannually or annually in place of monthly annuity payments.

    Your contract specifies a maturity date at the time of its issuance. However, you may subsequently elect a different maturity date. The maturity date may not be earlier than the fifth contract anniversary. The latest maturity date is the contract anniversary nearest the annuitant's 95th birthday or ten years from the contract date, whichever is later. Generally, under qualified plans, the maturity date must be such that distributions begin no later than April 1st of the calendar year following the later of: (a) the year in which the employee attains age 70 1/2 or (b) the calendar year in which the employee retires. The date set forth in (b) does not apply to an Individual Retirement Annuity ("IRA").

    The maturity date election must be made by written notice and must be received by us 30 days before the provisional maturity date. If you do not elect a maturity date, which is different from the provisional maturity date, the provisional maturity date becomes the maturity date. Particular care should be taken in electing the maturity date of a contract issued under a Tax Sheltered Annuity (TSA), a Keogh plan or an IRA plan. For more information, see "Tax Sheltered Annuities," "Keogh Plans" and "Individual Retirement Accounts."

ANNUITY PAYMENT OPTIONS
    If you have not selected an Annuity Payment Option by the maturity date, the default annuity payment is based on Annuity Payment Option A--Life Annuity with 10-Year Period Certain and as long as the annuitant lives. Instead, you may, by sending a written request to our Annuity Operations Division on or before the maturity date of the contract, elect any of the other Annuity Payment Options. After the first annuity payment, you may not change the elected Annuity Payment Option.


    The level of annuity payments payable under the following Annuity Payment Options is based upon the option selected. The amount of each annuity payment will be based on the contract value on the maturity date and the annuity purchase rates. In addition, factors such as the age at which annuity payments begin, the form of annuity, annuity payment rates, and the frequency of annuity payments will affect the level of annuity payments. The longer the duration and more frequent the payments, the lower the annuity payment amount. The contract is issued with guaranteed minimum annuity payment rates, however, if the current rate is higher, we'll apply the higher rate.


    The following are descriptions of the Annuity Payment Options currently available under a contract. These descriptions should allow you to understand the basic differences between the options; however, you should contact our Annuity Operations Division well in advance of the date you wish to elect an option to obtain estimates of annuity payments under each option.

[diamond] OPTION A - LIFE ANNUITY WITH SPECIFIED PERIOD CERTAIN

          A fixed payout annuity payable monthly while the annuitant is living. If the annuitant dies before the specified period certain has passed, then payments will continue to be made to the beneficiary for the remainder of the period certain. The period certain may be specified as 5, 10 or 20 years. The period certain must be specified at the time this option is elected.


[diamond] OPTION B - NON-REFUND LIFE ANNUITY

          A fixed payout annuity payable monthly while the annuitant is living. No monthly payment, death benefit or refund is payable after the death of the annuitant.

[diamond] OPTION C - RESERVED


[diamond] OPTION D - JOINT AND SURVIVOR LIFE ANNUITY
          A fixed payout annuity payable monthly while either the annuitant or joint annuitant is living. You must designate the joint annuitant at the time you elect this option. The joint annuitant must be at least age 40 on the first payment calculation date.

[diamond] OPTION E - INSTALLMENT REFUND LIFE ANNUITY

          A fixed payout annuity payable monthly while the annuitant is living. If the annuitant dies before the annuity payments made under this option total an amount that refunds the entire amount applied under this option, we will make a lump sum payment equal to the entire amount applied under this option less the sum of payments already made.


[diamond] OPTION F - JOINT AND SURVIVOR LIFE ANNUITY WITH 10-YEAR PERIOD CERTAIN

          A fixed payout annuity payable monthly while either the annuitant or joint annuitant is living. If the annuitant and the joint annuitant die before the 10-year period certain has passed, then payments will continue to be made to the beneficiary for the remainder of the 10-year period certain. You must designate the joint annuitant at the time you elect this option. The joint annuitant must be at least age 40 on the first payment calculation date.


[diamond] OPTION G - PAYMENTS FOR A SPECIFIED PERIOD

          A fixed payout annuity payable monthly over a specified period. Payments continue whether the annuitant lives or dies. The specified period must be in whole numbers of years from 5 to 30, but cannot be greater than 100 minus the age of the annuitant. However, if the Beneficiary of any death benefits payable under this contract elects this Payment Option, the period selected by the beneficiary may not extend beyond the life expectancy of such beneficiary.


[diamond] OPTION H - PAYMENTS OF A SPECIFIED AMOUNT
          Equal income installments of a specified amount are paid until the principal sum remaining under this option from the amount applied is less than the amount of the installment. When that happens, the principal sum remaining will be paid as a final payment. The amount specified must provide payments for a period of at least 5 years.

OTHER OPTIONS AND RATES
    We may offer other annuity payment options or alternative versions of the options listed above. Other values and tables may be used for other payment options that we may make available.

OTHER CONDITIONS
    Federal income tax requirements currently applicable to most qualified plans provide that the period of years guaranteed under joint annuities with specified periods certain (see "Option D" above) could not be any greater than the joint life expectancies of the payee and his or her spouse.

    Federal income tax requirements also provide that participants in regular or SIMPLE IRAs must begin minimum distributions by April 1 of the year following the year in which they attain age 70 1/2. Minimum distribution requirements do not apply to Roth IRAs. Distributions from qualified plans generally must begin by the later of actual retirement or April 1 of the year following the year participants attain age 70 1/2. Any required minimum distributions must be such that the full amount in the contract will be distributed over a period not greater than the participant's life expectancy or the combined life expectancy of the participant and his or her spouse or designated beneficiary. Distributions made under this method are generally referred to as Life Expectancy Distributions ("LEDs"). An LED program is available to participants in qualified plans or IRAs. Requests to elect this program must be made in writing.


    Under the LED program, regardless of contract year, amounts up to the required minimum distribution may be withdrawn without a deduction for surrender charges, even if the minimum distribution exceeds the 10% allowable amount. See "See Withdrawals and Surrenders on page 8." Any amounts withdrawn during the surrender charge period that are in excess of both the minimum distribution and the 10% free available amount will be subject to any applicable surrender charge.



MISCELLANEOUS PROVISIONS
--------------------------------------------------------------------------------

AMENDMENTS TO CONTRACTS

    Contracts may be amended to conform to changes in applicable law or interpretations of applicable law, or to accommodate design changes. Changes in the contract may need to be approved by contract owners and state insurance departments. A change in the contract that necessitates a corresponding change in this Prospectus must be filed with the SEC.


ASSIGNMENT
    Owners of contracts issued in connection with non-tax qualified plans may assign their interest in the contract to a spouse or a grantor trust. A written notice of such assignment must be filed with our Annuity Operations Division before it will be honored.

    A pledge or assignment of a contract is treated as payment received on account of a partial surrender of a contract.

    In order to qualify for favorable tax treatment, contracts issued in connection with tax qualified plans may not be sold, assigned, discounted or pledged as collateral for a loan or as security for the performance of an obligation, or for any other purpose, to any person other than to us.

FREE LOOK PERIOD

We may mail the contract to you or we may deliver it to you in person. You may return a contract for any reason within ten days after you receive it and receive a refund of your premium payment. A longer Free Look Period may be required by your state if less any withdrawals made as of the date of cancellation.

MISSTATEMENTS
    If the age or sex of the annuitant or joint annuitant has been misstated, any benefits payable will be adjusted to the amount that the contract value would have purchased based on the annuitant's of joint annuitant's correct age and sex. Overpayments and underpayments made by the company will be charged or credited, as applicable, against future payments to be made under the contract. Interest will be charged on overpayments and credited on underpayments as required by the laws of the state where this contract is delivered.


OWNERSHIP OF THE CONTRACT
    Ordinarily, the purchaser of a contract is both the owner and the annuitant and is entitled to exercise all the rights under the contract. However, the owner may be an individual or entity other than the annuitant. More than one owner may own a contract as joint owner. Transfer of the ownership of a contract may involve federal income tax consequences, and a qualified advisor should be consulted before any such transfer is attempted.

PAYMENT DEFERRAL
    Payment of the contract value in a single sum upon a withdrawal or full surrender of the contract will ordinarily be made as soon as practicable after receipt of the written request by our Annuity Operations Division.

TERMINATION
    If the contract value becomes zero, the contract will immediately terminate unless determined otherwise by an effective rider, amendment or endorsement.


TAXES
--------------------------------------------------------------------------------

INTRODUCTION
    The contracts are designed for use with retirement plans which may or may not be tax-qualified plans ("qualified plans") under the provisions of the Internal Revenue Code of 1986, (the "Code"). The ultimate effect of federal income taxes on the amounts held under a contract, on annuity payments and on the economic benefits of the contract owner, annuitant or beneficiary depends on our income tax status, on the type of retirement plan for which the contract is purchased, and upon the income tax and employment status of the individual concerned.

    The following discussion is general in nature and is not intended as tax advice. The income tax rules are complicated and this discussion is intended only to make you aware of the issues. Each person concerned should consult a professional tax advisor.

COMPANY INCOME TAX STATUS
    We are taxed as a life insurance company under Part 1 of Subchapter L of the Code.


TAXATION OF ANNUITIES IN GENERAL--NON-QUALIFIED PLANS
    Section 72 of the Code governs taxation of annuities. In general, an owner is not taxed on increases in value of the units held under a contract until some form of distribution is made. However, in certain cases the increase in value may be subject to tax currently. In the case of contracts not owned by natural persons, see "Contracts Owned by Non-Natural Persons."


SURRENDERS OR WITHDRAWALS PRIOR TO THE CONTRACT MATURITY DATE
    Code Section 72 provides that a withdrawal or surrender of the contract prior to the contract maturity date will be treated as taxable income to the extent the amounts held under the contract exceed the "investment in the contract." The "investment in the contract" is that portion, if any, of purchase payments by or on behalf of an individual under a contract that have not been excluded from the individual's gross income. The taxable portion is taxed as ordinary income in an amount equal to the value of the amount received in excess of the "investment in the contract" on account of a withdrawal or surrender of a contract. For purposes of this rule, a pledge or assignment of a contract is treated as a payment received on account of a withdrawal from a contract.

SURRENDERS OR WITHDRAWALS ON OR AFTER THE CONTRACT MATURITY DATE
    Upon receipt of a lump sum payment under the contract, the recipient is taxed on the portion of the payment that exceeds the investment in the contract. Ordinarily, such taxable portion is taxed as ordinary income.

    For fixed annuity payments, the taxable portion of each payment is determined by using a formula known as the "exclusion ratio," which establishes the ratio that the investment in the contract bears to the total expected amount of annuity payments for the term of the contract. That ratio is then applied to each payment to determine the non-taxable portion of the payment. The remaining portion of each payment is taxed as ordinary income. For certain types of qualified plans, there may be no investment in the contract resulting in the full amount of the payments being taxable. A simplified method of determining the exclusion ratio is effective with respect to qualified plan annuities started after November 18, 1996.

    Withholding of federal income taxes on all distributions may be required unless the recipient elects not to have any amounts withheld and properly notifies our Annuity Operations Division of that election.

PENALTY TAX ON CERTAIN SURRENDERS AND WITHDRAWALS
    Amounts surrendered, withdrawn or distributed before the taxpayer reaches age 59 1/2 are subject to a penalty tax equal to ten percent (10%) of the portion of such amount that is includable in gross income. However, the penalty tax will not apply to withdrawals: (i) made on or after the death of the owner (or where the owner is not an individual, the death of the "primary annuitant," who is defined as the individual the events in whose life are of primary importance in affecting the timing and amount of the payout under the contract);
(ii) attributable to the taxpayer's becoming totally disabled within the meaning of Code Section 72(m)(7); (iii) which are part of a Series of substantially equal periodic payments made (not less frequently than annually) for the life (or life expectancy) of the taxpayer, or the joint lives (or joint life expectancies) of the taxpayer and his or her beneficiary; (iv) from certain qualified plans (such distributions may, however, be subject to a similar penalty under Code Section 72(t) relating to distributions from qualified retirement plans and to a special penalty of 25% applicable specifically to SIMPLE IRAs or other special penalties applicable to Roth IRAs); (v) allocable to investment in the contract before August 14, 1982;
(vi) under a qualified funding asset (as defined in Code Section 130(d)); (vii) under an immediate annuity contract (as defined in Code Section 72(u)(4)); or
(viii) that are purchased by an employer on termination of certain types of qualified plans and which are held by the employer until the employee separates from service.

    If the penalty tax does not apply to a withdrawal as a result of the application of item (iii) above, and the Series of payments are subsequently modified (other than by reason of death or disability), the tax for the first year when the modification occurs will be increased by an amount (determined by the Treasury regulations) equal to the tax that would have been imposed but for item (iii) above, plus interest for the deferral period, but only if the modification takes place: (a) within 5 years from the date of the first payment, or (b) before the taxpayer reaches age 59 1/2.

    Separate tax withdrawal penalties apply to qualified plans. See "Penalty Tax on Surrenders and Withdrawals from Qualified Contracts."

ADDITIONAL CONSIDERATIONS

DISTRIBUTION-AT-DEATH RULES
    In order to be treated as an annuity contract for federal income tax purposes, a contract must provide the following two distribution rules: (a) if the owner dies on or after the contract maturity date, and before the entire interest in the contract has been distributed, the remainder of the owner's interest will be distributed at least as quickly as the method in effect on the owner's death; and (b) if a owner dies before the contract maturity date, the owner's entire interest generally must be distributed within five (5) years after the date of death, or if payable to a designated beneficiary, may be annuitized over the life or life expectancy of that beneficiary and payments must begin within one (1) year after the owner's date of death. If the beneficiary is the spouse of the owner, the contract (together with the deferral of tax on the accrued and future income hereunder) may be continued in the name of the spouse as owner. Similar distribution requirements apply to annuity contracts under qualified plans (other than Code Section 457 Plans). However, a number of restrictions, limitations and special rules apply to qualified plans and owners should consult with their tax advisor.

    If the primary annuitant, which is not the owner, dies before the maturity date, the owner will become the annuitant unless the owner appoints another annuitant. If the owner is not an individual, the death of the primary annuitant is treated as the death of the owner. In addition, when the owner is not an individual, however, a change in the primary annuitant is treated as the death of the owner. Finally, in the case of non-spousal joint owners, distribution will be required at the earliest death of any of the owners.

    If the owner or a joint owner dies on or after the maturity date, the remaining payments, if any, under the Annuity Payment Option selected will be made at least as rapidly as under the method of distribution in effect at the time of death.

    Any death benefits paid under the contract are taxable to the beneficiary. The rules governing the taxation of payments from an annuity contract, as discussed above, generally apply whether the death benefits are paid as lump sum or annuity payments. Estate taxes may also apply.

TRANSFER OF ANNUITY CONTRACTS
    Transfers of nonqualified contracts prior to the maturity date for less than full and adequate consideration to the owner at the time of such transfer, will trigger tax on the gain in the contract, with the transferee getting a step-up in basis for the amount included in the owner's income. This provision does not apply to transfers between spouses and incident to a divorce.

CONTRACTS OWNED BY NON-NATURAL PERSONS
    If a non-natural person (for example, a corporation) holds the contract, the income on that contract (generally the increase in the net SURRENDER VALUE less the premium payments paid) is includable in income each year. The rule does not apply where the non-natural person is the nominal owner of a contract and the beneficial owner is a natural person. The rule also does not apply where the annuity contract is acquired by the estate of a decedent, where the contract is held under a qualified plan, a TSA program or an IRA, where the contract is a qualified funding asset for structured settlements, or where the contract is purchased on behalf of an employee upon termination of a qualified plan.

SECTION 1035 EXCHANGES
    Code Section 1035 provides, in general, that no gain or loss shall be recognized on the exchange of one annuity contract for another. A replacement contract obtained in a tax-free exchange of contracts generally succeeds to the status of the surrendered contract. If the surrendered contract was issued prior to August 14, 1982, the tax rules that formerly provided that the surrender was taxable only to the extent the amount received exceeds the owner's investment in the contract will continue to apply. In contrast, contracts issued on or after January 19, 1985 are, in a Code Section 1035 exchange, treated as new contracts for purposes of the distribution-at-death rules. Special rules and procedures apply to Code Section 1035 transactions. Prospective owners wishing to take advantage of Code Section 1035 should consult their tax advisors.

MULTIPLE CONTRACTS
    Code Section 72(e)(11)(A)(ii) provides that for contracts entered into after October 21, 1988, for purposes of determining the amount of any distribution under Code Section 72(e) (amounts not received as annuities) that is includable in gross income, all nonqualified annuity contracts issued by the same insurer (or affiliate) to the same owner during any calendar year are to be aggregated and treated as one contract. Thus, any amount received under any such contract prior to the contract maturity date, such as a withdrawal, dividend or loan, will be taxable (and possibly subject to the 10% penalty tax) to the extent of the combined income in all such contracts.

    The U.S. Treasury Department has specific authority to issue regulations that prevent the avoidance of Code Section 72(e) through the serial purchase of annuity contracts or otherwise. In addition, there may be situations where the Treasury may conclude that it would be appropriate to aggregate two or more contracts purchased by the same contract owner. Accordingly, a contract owner should consult a competent tax advisor before purchasing more than one contract or other annuity contracts.


TAXATION OF ANNUITIES IN GENERAL--QUALIFIED PLANS
    The contracts may be used with several types of qualified plans. TSAs, Keoghs, IRAs, Corporate Pension and Profit-sharing Plans and State Deferred Compensation Plans will be treated, for purposes of this discussion, as qualified plans. The tax rules applicable to participants in such qualified plans vary according to the type of plan and the terms and conditions of the plan itself. No attempt is made here to provide more than general information about the use of the contracts with the various types of qualified plans. PHL Variable reserves the right at any time to discontinue the availability of this contract for use with qualified plans. Participants under such qualified plans as well as owners, annuitants and beneficiaries, are cautioned that the rights of any person to any benefits under such qualified plans may be subject to the terms and conditions of the plans themselves or limited by applicable law, regardless of the terms and conditions of the contract issued in connection therewith. For example, PHL Variable will accept beneficiary designations and payment instructions under the terms of the contract without regard to any spousal consent that may be required under the Retirement Equity Act (REA). Consequently, a owner's beneficiary designation or elected annuity payment option may not be enforceable.

    Under certain circumstances, the proceeds of a surrender of a contract may qualify for "lump sum distribution" treatment under qualified plans. See your tax advisor if you think you may qualify for "lump sum distribution" treatment. The 5-year averaging rule for lump sum distribution has been repealed for tax years beginning after 1999.

    Effective January 1, 1993, Section 3405 of the Internal Revenue Code was amended to change the roll-over rules applicable to the taxable portions of distributions from qualified pension and profit-sharing plans and Section 403(b) TSA arrangements. Taxable distributions eligible to be rolled over generally will be subject to 20 percent income tax withholding. Mandatory withholding can be avoided only if the employee arranges for a direct rollover to another qualified pension or profit-sharing plan or to an IRA.

    The new mandatory withholding rules apply to all taxable distributions from qualified plans or TSAs (not including IRAs), except (a) distributions required under the Code, (b) substantially equal distributions made over the life (or life expectancy) of the employee, or for a term certain of 10 years or more and
(c) the portion of distributions not includable in gross income (i.e., return of after-tax contributions).

    On July 6, 1983, the Supreme Court decided in ARIZONA GOVERNING COMMITTEE VS. NORRIS that optional annuity benefits provided under an employer's deferred compensation plan could not, under Title VII of the Civil Rights Act of 1964, vary between men and women. The contracts sold by PHL Variable in connection with certain qualified plans will utilize annuity tables that do not differentiate on the basis of sex. Such annuity tables also will be available for use in connection with certain nonqualified deferred compensation plans.

    Numerous changes have been made to the income tax rules governing qualified plans as a result of legislation enacted during the past several years, including rules with respect to: coverage, participation, maximum contributions, required distributions, penalty taxes on early or insufficient distributions and income tax withholding on distributions. The following are general descriptions of the various types of qualified plans and of the use of the contracts in connection therewith.

TAX SHELTERED ANNUITIES (TSAS)
    Code Section 403(b) permits public school systems and certain types of charitable, educational and scientific organizations, generally specified in Code Section 501(c)(3), to purchase annuity contracts on behalf of their employees and, subject to certain limitations, allows employees of those organizations to exclude the amount of payments from gross income for federal income tax purposes. These annuity contracts are commonly referred to as TSAs.

    For taxable years beginning after December 31, 1988, Code Section 403(b)(11) imposes certain restrictions on a owner's ability to make withdrawals from, or surrenders of, Code Section 403(b) Contracts, if the cash withdrawn is attributable to payments made under a salary reduction agreement. Specifically, Code Section 403(b)(11) allows a owner to make a surrender or withdrawal only
(a) when the employee attains age 59 1/2, separates from service, dies or becomes disabled (as defined in the Code), or (b) in the case of hardship. In the case of hardship, the distribution amount cannot include any income earned under the contract.

    The 1988 Act amended the effective date of Code Section 403(b)(11), so that it applies only with respect to distributions from Code Section 403(b) Contracts which are attributable to assets other than assets held as of the close of the last year beginning before January 1, 1989. Thus, the distribution restrictions do not apply to assets held as of December 31, 1988.

    In addition, in order for certain types of contributions under a Code
Section 403(b) Contract to be excluded from taxable income, the employer must comply with certain nondiscrimination requirements. Owners should consult their employers to determine whether the employer has complied with these rules.

KEOGH PLANS
    The Self-Employed Individual Tax Retirement Act of 1962, as amended permits self-employed individuals to establish "Keoghs" or qualified plans for themselves and their employees. The tax consequences to participants under such a plan depend upon the terms of the plan. In addition, such plans are limited by law with respect to the maximum permissible contributions, distribution dates, nonforfeitability of interests, and tax rates applicable to distributions. In order to establish such a plan, a plan document must be adopted and implemented by the employer, as well as approved by the IRS.

INDIVIDUAL RETIREMENT ANNUITIES
    Code Sections 408 and 408A permit eligible individuals to contribute to an individual retirement program known as an "IRA." These IRAs are subject to limitations on the amount that may be contributed, the persons who may be eligible and on the time when distributions may commence. In addition, distributions from certain other types of qualified plans may be placed on a tax-deferred basis into an IRA. Effective January 1, 1997, employers may establish a new type of IRA called SIMPLE (Savings Incentive Match Plan for Employees). Special rules apply to participants' contributions to and withdrawals from SIMPLE IRAs. Also effective January 1, 1997, salary reduction IRAs (SARSEP) no longer may be established. Effective January 1, 1998, individuals may establish Roth IRAs. Special rules also apply to contributions to and withdrawals from Roth IRAs.

CORPORATE PENSION AND PROFIT-SHARING PLANS
    Code Section 401(a) permits corporate employers to establish various types of retirement plans for employees. Such retirement plans may permit the purchase of contracts to provide benefits hereunder.

    These retirement plans may permit the purchase of the contracts to provide benefits under the Plan. Contributions to the Plan for the benefit of employees will not be includable in the gross income of the employee until distributed from the Plan. The tax consequences to participants may vary depending upon the particular Plan design. However, the Code places limitations and restrictions on all Plans, including on such items as: amount of allowable contributions; form, manner and timing of distributions; transferability of benefits; vesting and nonforfeitability of interests; nondiscrimination in eligibility and participation; and the tax treatment of distributions, withdrawals and surrenders. Participant loans are not allowed under the contracts purchased in connection with these Plans. Purchasers of contracts for use with Corporate Pension or Profit-sharing Plans should obtain competent tax advice as to the tax treatment and suitability of such an investment.

DEFERRED COMPENSATION PLANS WITH RESPECT TO SERVICE FOR STATE AND LOCAL GOVERNMENTS AND TAX EXEMPT ORGANIZATIONS
    Code Section 457 provides for certain deferred compensation plans with respect to service for state and local governments and certain other entities. The contracts may be used in connection with these plans; however, under these plans if issued to tax exempt organizations, the owner is the plan sponsor, and the individual participants in the plans are the annuitants. Under such contracts, the rights of individual plan participants are governed solely by their agreements with the plan sponsor and not by the terms of the contracts. Effective in 1997 for new state and local government plans, such plans must be funded through a tax-exempt annuity contract held for the exclusive benefit of plan participants.

PENALTY TAX ON CERTAIN SURRENDERS AND WITHDRAWALS FROM QUALIFIED PLANS
    In the case of a withdrawal under a qualified plan, a ratable portion of the amount received is taxable, generally based on the ratio of the individual's cost basis to the individual's total accrued benefit under the retirement plan. Special tax rules may be available for certain distributions from a qualified plan. Section 72(t) of the Code imposes a 10% penalty tax on the taxable portion of any distribution from qualified retirement plans, including contracts issued and qualified under Code Sections 401 (Keogh and Corporate Pension and Profit-sharing Plans), Tax-Sheltered Annuities and Individual Retirement Annuities other than Roth IRAs. The penalty is increased to 25% instead of 10% for SIMPLE IRAs if distribution occurs within the first two years of the owner's participation in the SIMPLE IRA. To the extent amounts are not includable in gross income because they have been properly rolled over to an IRA or to another eligible qualified plan, no tax penalty will be imposed. The tax penalty will not apply to the following distributions: (a) if distribution is made on or after the date on which the owner or annuitant (as applicable) reaches age 59 1/2; (b) distributions following the death or disability of the owner or annuitant (as applicable) (for this purpose disability is as defined in Section 72(m)(7) of the Code); (c) after separation from service, distributions that are part of substantially equal periodic payments made not less frequently than annually for the life (or life expectancy) of the owner or annuitant (as applicable) or the joint lives (or joint life expectancies) of such owner or annuitant (as applicable) and his or her designated beneficiary; (d) distributions to a owner or annuitant (as applicable) who has separated from service after he has attained age 55; (e) distributions made to the owner or annuitant (as applicable) to the extent such distributions do not exceed the amount allowable as a deduction under Code Section 213 to the owner or annuitant (as applicable) for amounts paid during the taxable year for medical care; (f) distributions made to an alternate payee pursuant to a qualified domestic relations order; (g) distributions from an IRA for the purchase of medical insurance (as described in Section 213(d)(1)(D) of the Code) for the owner and his or her spouse and dependents if the owner has received unemployment compensation for at least 12 weeks; and (h) distributions from IRAs for first-time home purchase expenses (maximum $10,000) or certain qualified educational expenses of the owner, spouse, children or grandchildren of the owner. This exception will no longer apply after the owner has been reemployed for at least 60 days. The exceptions stated in items (d) and (f) above do not apply in the case of an IRA. The exception stated in item (c) applies to an IRA without the requirement that there be a separation from service.

    Generally, distributions from a qualified plan must commence no later than April 1 of the calendar year following the later of: (a) the year in which the employee attains age 70 1/2 or (b) the calendar year in which the employee retires. The date set forth in (b) does not apply to a regular or SIMPLE IRA and the required distribution rules do not apply to Roth IRAs. Required distributions must be over a period not exceeding the life expectancy of the individual or the joint lives or life expectancies of the individual and his or her designated beneficiary. If the required minimum distributions are not made, a 50% penalty tax is imposed as to the amount not distributed.

SEEK TAX ADVICE
    The above description of federal income tax consequences of the different types of qualified plans which may be funded by the contracts offered by this Prospectus is only a brief summary meant to alert you to the issues and is not intended as tax advice. The rules governing the provisions of qualified plans are extremely complex and often difficult to comprehend. Anything less than full compliance with the applicable rules, all of which are subject to change, may have adverse tax consequences. A prospective owner considering adoption of a qualified plan and purchase of a contract in connection therewith should first consult a qualified tax advisor, with regard to the suitability of the contract as an investment vehicle for the qualified plan.


PHL VARIABLE
--------------------------------------------------------------------------------


    We are PHL Variable Insurance Company, a Connecticut stock life insurance company incorporated on July 15, 1981. We are a manufacturer of insurance and annuity products for the accumulation, preservation and transfer of wealth. We provide products and services to individuals through their advisors. We offer a broad range of life insurance and annuity products and services through a variety of distributors, including national broker-dealers, banks, financial planning firms, adviser groups and other insurance companies. Our executive and administrative office is located at One American Row, Hartford, Connecticut, 06103-2899.


    PHL Variable is a wholly owned subsidiary of Phoenix Life Insurance Company ("Phoenix") through its holding company, PM Holdings, Inc. Phoenix is a life insurance company, which is wholly owned by The Phoenix Companies, Inc. ("PNX"), which, is a manufacturer of insurance, annuity and asset management products.


SELECTED FINANCIAL DATA

    The following selected financial data should be read in conjunction with the financial statements and notes, which can be found at the end of this Prospectus.

    The following table reflects the results of our operations for the five years ended December 31, 2005, 2004, 2003, 2002 and 2001;

                                                                          YEAR ENDED DECEMBER 31,
                                                                          -----------------------
                                                 2005             2004             2003             2002              2001
                                           ----------------- ---------------- ---------------  ---------------- -----------------
REVENUES:
Premiums................................... $      9,521      $      7,367     $      5,829     $      4,372    $        5,129
Insurance and investment product fees......      109,270            83,300           65,529           46,915            32,379
Investment income, net of expenses.........      154,374           143,862          133,531           92,472            30,976
Net realized investment gains (losses).....      (10,569)            5,121              768          (16,167)           (1,196)
                                           ----------------- ---------------- ---------------  ---------------- -----------------
TOTAL REVENUES.............................      262,596           239,650          205,657          127,592            67,288
                                           ----------------- ---------------- ---------------  ---------------- -----------------

BENEFITS AND EXPENSES:
Policy benefits............................      130,279           136,760          127,311           98,915            39,717
Policy acquisition cost amortization.......       80,402            45,027           20,040           23,182             8,477
Other operating expenses...................       50,493            35,683           35,288           27,386            15,305
                                           ----------------- ---------------- ---------------  ---------------- -----------------
TOTAL BENEFITS AND EXPENSES................      261,174           217,470          182,639          149,483            63,499
                                           ----------------- ---------------- ---------------  ---------------- -----------------
Income (loss) before income taxes..........        1,422            22,180           23,018          (21,891)            3,789
Applicable income taxes (benefit)..........       (2,801)            5,465            8,369           (8,635)              539
                                           ----------------- ---------------- ---------------  ---------------- -----------------
NET INCOME (LOSS).......................... $      4,223      $     16,715     $     14,649     $    (13,256)            3,250
-------------------------------------------================= ================ ===============  ================ =================

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION
RESULTS OF OPERATIONS

    Premiums increased 29% in 2005 over 2004 and 26% in 2004 over 2003 due to higher sales of our term life insurance products.

    Insurance and investment product fees increased 31% in 2005 over 2004 due to higher sales of universal life products in 2005. We experienced a significant increase in large estate and business planning cases, some of which involved the use of non-recourse premium financing. In the first quarter of 2006 we affirmed our position that we will not accept sales of policies that employ this type of premium financing and do not contain strong evidence of insurance need and an insurable interest. We believe our vigilance in monitoring this activity, along with regulatory developments in this area, may impact sales but expect the overall trend in life sales to remain positive in 2006. Insurance and investment product fees increased 27% in 2004 over 2003 primarily due to growth in fee-based funds on deposit. In addition, in 2004, fee revenue from our assumed variable universal life and variable annuity blocks of business increased over the prior year.

    Net investment income remained flat in 2005. Net investment income increased 8% in 2004 over 2003 primarily due to an increase in invested assets related to the guaranteed interest account portion of our annuity business.

    Net realized investment gains (losses) worsened to a loss of $10,569 thousand in 2005 compared to a gain of $5,121 thousand in 2004 due to debt impairments and higher realized losses on sales of debt securities, in addition to lower gains on sales of debt and equity securities. Net realized investment gains increased $4,353 in 2004 over 2003 due primarily to lower debt security impairments and higher transaction gains on both debt and equity securities.

    Amortization of deferred policy acquisition costs increased 79% in 2005 over 2004 due primarily to higher DAC balances, improved investment margins for annuities and the effects of an adjustment or "unlocking" of assumptions. The unlocking was driven by revised assumptions regarding mortality experience offset by interest rate and spread adjustments for annuities. Amortization of deferred policy acquisition costs increased 125% for 2004 from 2003 primarily due to a larger block of business in force and adverse market performance.

    Other operating expenses increased 42% in 2005 over 2004 as a result of higher commissions, expenses and premium taxes driven by the increase in universal life new business. Other operating expenses remained flat in 2004 as compared to 2003.

LIQUIDITY AND CAPITAL RESOURCES
    The company's liquidity requirements are met by anticipating and managing the timing of cash uses and sources provided from insurance operations, investing activities and capital contributions from the parent.

    The growth in sales has created a need for additional cash in order to cover the acquisition costs incurred in operating activities. These liquidity requirements are currently being met through investing activities and by capital contributed by its parent. PM Holdings made capital contributions of $19 million and $40 million in 2004 and 2003, respectively.

REINSURANCE
    While we have underwriting expertise and have experienced favorable mortality trends, we believe it is prudent to spread the risks associated with our life insurance products through reinsurance. As is customary in the life insurance industry, our reinsurance program is designed to protect us against adverse mortality experience generally and to reduce the potential loss we might face from a death claim on any one life.

    We cede risk to other insurers under various agreements that cover individual life insurance policies. The amount of risk ceded depends on our evaluation of the specific risk and applicable retention limits. Under the terms of our reinsurance agreements, the reinsurer agrees to reimburse us for the ceded amount in the event a claim is incurred. However, we remain liable to our policyholders for ceded insurance if any reinsurer fails to meet its obligations. Since we bear the risk of nonpayment by one or more of our reinsurers, we cede business to well-capitalized, highly rated insurers. While our current retention limit on any one life is $10 million ($12 million on second-to-die cases), we may cede amounts below those limits on a case-by-case basis depending on the characteristics of a particular risk. Typically our reinsurance contracts allow us to reassume ceded risks after a specified period. This right is valuable where our mortality experience is sufficiently favorable to make it financially advantageous for us to reassume the risk rather than continue paying reinsurance premiums.

    We reinsure up to 90% of the mortality risk on most new issues. As of December 31, 2005, we had ceded $30.5 billion in face amount of reinsurance, representing 73% of our total face amount of $41.7 billion of life insurance in force.

    On January 1, 1996, we entered into a reinsurance arrangement that covers 100% of the excess death benefits and related reserves for most variable annuity policies issued through December 31, 1999, including subsequent deposits. We retain the guaranteed minimum death benefit risks on the remaining variable deferred annuities in force that are not covered by this reinsurance arrangement.

    The following table lists our five principal life reinsurers, together with the reinsurance recoverables on a statutory basis as of December 31, 2005, the face amount of life insurance ceded as of December 31, 2005, and the reinsurers' A.M. Best ratings.

                                                     REINSURANCE                FACE AMOUNT OF
                                                     RECOVERABLE                LIFE INSURANCE                 A.M. BEST
REINSURER                                             BALANCES                       CEDED                     RATING(1)
                                                -------------------       ------------------------       ---------------------
($ in thousands)
RGA............................................       $18,025                    $9,026,823                       A+
AEGON USA......................................       $14,100                    $6,464,213                       A+
Swiss Re.......................................       $11,003                    $2,465,349                       A+
Scottish Re....................................        $3,854                    $3,920,782                       A-
Munich Re......................................        $1,494                    $2,539,140                       A+

------------
(1) A.M. Best ratings are as of December 31, 2005.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

ENTERPRISE RISK MANAGEMENT

    During 2003, PNX implemented a comprehensive, enterprise-wide risk management program under which PHL Variable's operations are covered. Early in 2004, PNX appointed a Chief Risk Officer, reporting to the Chief Financial Officer, to oversee all of our risk management activities. PNX has established an Enterprise Risk Management Committee, chaired by the Chief Executive Officer of PNX, to ensure our risk management principles are followed and our objectives are accomplished. In addition, PNX has established several management committees overseeing and addressing issues pertaining to all our major risks--product, market and operations--and capital management.

Operational Risk
    Operational risk is the risk of loss resulting from inadequate or failed internal processes, people and systems or from external events. PNX has established an Operational Risk Committee, chaired by the Chief Risk Officer, to develop an enterprise-wide framework for managing and measuring operational risks. This committee meets monthly and has a membership that represents all significant operating, financial and staff departments of PNX.

Market Risk
    Market risk is the risk that we will incur losses due to adverse changes in market rates and prices. We have exposure to market risk through both our investment activities and our insurance operations. Our investment objective is to maximize after-tax investment return within defined risk parameters. Our primary sources of investment risk are:

o interest rate risk, which relates to the market price and cash flow variability associated with changes in market interest rates;
o credit risk, which relates to the uncertainty associated with the ongoing ability of an obligor to make timely payments of principal and interest; and
o equity risk, which relates to the volatility of prices for equity and equity-like investments.

    We measure, manage and monitor market risk associated with our insurance and annuity business, as part of our ongoing commitment to fund insurance liabilities. We have developed an integrated process for managing the interaction between product features and market risk. This process involves our Corporate Finance, Corporate Portfolio Management, Life and Annuity Finance, and Life and Annuity Product Development departments. These areas coordinate with each other and report results and make recommendations to our Asset-Liability Management Committee, or ALCO, chaired by the Chief Financial Officer.

    We also measure, manage and monitor market risk associated with our general account investments, both backing insurance liabilities and supporting surplus. This process involves our Corporate Portfolio Management personnel and Goodwin Capital Advisors, or Goodwin, the Hartford-based asset management affiliate of PNX. These organizations work together, make recommendations and report results to our Investment Policy Committee, chaired by the Chief Investment Officer. Please refer to the sections that follow, including "Debt and Equity Securities Held in General Account", for more information on our investment risk exposures. We regularly refine our policies and procedures to appropriately balance market risk exposure and expected return.

Interest Rate Risk Management
    Interest rate risk is the risk that we will incur economic losses due to adverse changes in interest rates. Our exposure to interest rate changes primarily results from our interest-sensitive insurance liabilities and from our significant holdings of fixed rate investments. Our insurance liabilities largely comprise traditional and universal life policies and annuity contracts. Our fixed maturity investments include U.S. and foreign government bonds, securities issued by government agencies, corporate bonds, asset-backed securities, mortgage-backed securities and mortgage loans, most of which are mainly exposed to changes in medium-term and long-term U.S. Treasury rates.

    We manage interest rate risk as part of our asset-liability management and product development processes. Asset-liability management strategies include the segmentation of investments by product line and the construction of investment portfolios designed to satisfy the projected cash needs of the underlying product liabilities. All asset-liability strategies are approved by the ALCO. We manage the interest rate risk in portfolio segments by modeling and analyzing asset and product liability durations and projected cash flows under a number of interest rate scenarios.

    One of the key measures we use to quantify our interest rate exposure is duration, as a measure of the sensitivity of the fair value of assets and liabilities to changes in interest rates. For example, if interest rates increase by 100 basis points, or 1%, the fair value of an asset with a duration of five years is expected to decrease by 5%. We believe that as of December 31, 2005, our asset and liability portfolio durations were well matched, especially for our largest and most interest-sensitive segments. We regularly undertake a sensitivity analysis that calculates liability durations under various cash flow scenarios.

    The selection of a 100 basis point immediate increase or decrease in interest rates at all points on the yield curve is a hypothetical rate scenario used to demonstrate potential risk. While a 100 basis point immediate increase or decrease of this type does not represent our view of future market changes, it is a hypothetical near-term change that illustrates the potential effect of such events. Although these fair value measurements provide a representation of interest rate sensitivity, they are based on our portfolio exposures at a point in time and may not be representative of future market results. These exposures will change as a result of on-going portfolio transactions in response to new business, management's assessment of changing market conditions and available investment opportunities.

    To calculate duration, we project asset and liability cash flows and discount them to a net present value using a risk-free market rate increased for credit quality, liquidity and any other relevant specific risks. Duration is calculated by revaluing these cash flows at an alternative level of interest rates and by determining the percentage change in fair value from the base case.

    We also manage interest rate risk by emphasizing the purchase of securities that feature prepayment restrictions and call protection. Our product design and pricing strategies include the use of surrender charges or restrictions on withdrawals in some products.

    The table below shows the estimated interest rate sensitivity of our fixed income financial instruments measured in terms of fair value.


INTEREST RATE SENSITIVITY OF FIXED INCOME
FINANCIAL INSTRUMENTS:                                                                 AS OF DECEMBER 31, 2005
($ in thousands)                                                     ------------------------------------------------------------
                                                                                     -100 BASIS                     +100 BASIS
                                                                       CARRYING         POINT                          POINT
                                                                         VALUE         CHANGE        FAIR VALUE       CHANGE
                                                                     -------------- --------------  -------------- --------------

Cash and cash equivalents....................................        $      25,818  $      25,839   $      25,818  $      25,797
Available-for-sale debt securities...........................            2,789,491      2,866,481       2,789,491      2,712,501
                                                                     -------------- --------------  -------------- --------------
TOTAL........................................................        $   2,815,309  $   2,892,320   $   2,815,309  $   2,738,298
                                                                     ============== ==============  ============== ==============

    In 1999, we began selling Retirement Planners Edge, or RPE, a no-load variable annuity. RPE was designed to attract contributions into variable sub-accounts on which we earn mortality and expense fees. However, the bulk of the funds were allocated to guaranteed interest accounts, or GIAs, which offered a 3% guaranteed interest rate. We anticipated the liabilities would be of a short duration and with the low level of interest rates, we were unable to invest funds at a rate that guaranteed a spread that covered commissions and interest credited. In September 2002, we stopped accepting applications for RPE, although existing policyholders have the right to make subsequent cumulative gross deposits up to $1 million per contract.

ANNUITY DEPOSIT FUND BALANCES:                                                                          AS OF DECEMBER 31,
($ in thousands)                                                                                   ------------------------------
                                                                                                       2005            2004
                                                                                                   --------------  --------------
POLICYHOLDER DEPOSIT FUNDS
Retirement Planners Edge GIAs...............................................................       $       783.1   $     1,072.4
Other variable annuity GIAs.................................................................               558.2           632.6
                                                                                                   --------------  --------------
Variable annuity GIAs.......................................................................             1,341.3         1,705.0
Fixed annuities.............................................................................               894.1           916.8
                                                                                                   --------------  --------------
TOTAL VARIABLE ANNUITY GIAS AND FIXED ANNUITIES.............................................       $     2,235.4   $     2,621.8
                                                                                                   ==============  ==============

    The funds in the RPE GIAs decreased by $289.3 million during 2005. We believe most contract holders currently view RPE as an alternative to money market investments.

    Because experience showed that the duration of the RPE liabilities is longer than we had previously assumed, beginning in the second quarter of 2004 we extended the duration of the assets. In the third quarter of 2005, we shortened the duration of the asset portfolio in response to increasing short-term yields and to higher lapse rates. The net effect of these changes has been to enhance operating income to the point where this product essentially breaks even.

Credit Risk Management
    We manage credit risk through the fundamental analysis of the underlying obligors, issuers and transaction structures. Through Goodwin, we employ a staff of experienced credit analysts who review obligors' management, competitive position, cash flow, coverage ratios, liquidity and other key financial and non-financial information. These analysts recommend the investments needed to fund our liabilities while adhering to diversification and credit rating guidelines. In addition, when investing in private debt securities, we rely upon broad access to management information, negotiated protective covenants, call protection features and collateral protection. We review our debt security portfolio regularly to monitor the performance of obligors and assess the stability of their current credit ratings.

    We also manage credit risk through industry and issuer diversification and asset allocation. Maximum exposure to an issuer or derivatives counterparty is defined by quality ratings, with higher quality issuers having larger exposure limits. We have an overall limit on below investment-grade rated issuer exposure.

Equity Risk Management
    Equity risk is the risk that we will incur economic losses due to adverse changes in equity prices. Our exposure to changes in equity prices primarily results from our variable annuity and variable life products, as well as from our holdings of common stocks, mutual funds and other equities. We manage our insurance liability risks on an integrated basis with other risks through our liability and risk management and capital and other asset allocation strategies. We also manage equity price risk through industry and issuer diversification and asset allocation techniques.

    Certain of our annuity products contain guaranteed minimum death benefits. The guaranteed minimum death benefit feature provides annuity contract holders with a guarantee that the benefit received at death will be no less than a prescribed amount. This minimum amount is based on the net deposits paid into the contract, the net deposits accumulated at a specified rate, the highest historical account value on a contract anniversary or, if a contract has more than one of these features, the greatest of these values. To the extent that the guaranteed minimum death benefit is higher than the current account value at the time of death, we incur a cost. This typically results in an increase in annuity policy benefits in periods of declining financial markets and in periods of stable financial markets following a decline. As of December 31, 2005 and 2004, the difference between the guaranteed minimum death benefit and the current account value (net amount at risk) for all existing contracts was $74,857 thousand and $114,945 thousand, respectively. This is our exposure to loss should all of our contractholders have died on either December 31, 2005 or 2004.

GUARANTEED MINIMUM DEATH BENEFIT EXPOSURE:                                                              AS OF DECEMBER 31,
($ in thousands)                                                                                   ------------------------------
                                                                                                       2005            2004
                                                                                                   --------------  --------------

Net amount at risk on minimum guaranteed death benefits (before reinsurance)................       $     203,657   $     276,435
Net amount at risk reinsured................................................................             128,800         161,490
                                                                                                   --------------  --------------
Net amount at risk on minimum guaranteed death benefits (after reinsurance).................       $      74,857   $     114,945
                                                                                                   ==============  ==============

Weighted-average age of contractholder......................................................             61              61
                                                                                                   ==============  ==============

PAYMENTS RELATED TO GUARANTEED MINIMUM DEATH BENEFITS,
NET OF REINSURANCE RECOVERIES:                                                                YEAR ENDED DECEMBER 31,
($ in thousands)                                                                    ---------------------------------------------
                                                                                         2005            2004           2003
                                                                                    --------------  -------------- --------------

Death claims payments before reinsurance.....................................       $       2,088   $       3,765  $       4,976
Reinsurance recoveries.......................................................                (802)         (1,436)        (2,943)
                                                                                    --------------  -------------- --------------
Net death claims payments....................................................       $       1,286   $       2,329  $       2,033
                                                                                    ==============  ============== ==============

    We establish a reserve for guaranteed minimum death benefits using a methodology consistent with the AICPA SOP No. 03-01, Accounting and Reporting by Insurance Enterprises for Certain Non-traditional Long Duration Contracts and for Separate Accounts. This reserve is determined using the net amount at risk taking into account estimates for mortality, equity market returns, and voluntary terminations under a wide range of scenarios at December 31, 2005 and 2004.

RESERVES RELATED TO GUARANTEED MINIMUM DEATH BENEFITS,
NET OF REINSURANCE RECOVERABLES:                                                                        AS OF DECEMBER 31,
($ in thousands)                                                                                   ------------------------------
                                                                                                       2005            2004
                                                                                                   --------------  --------------

Statutory reserve...........................................................................       $      11,889   $      12,063
GAAP reserve................................................................................               9,812           7,783

    Certain of our annuity products contain guaranteed minimum living benefits. These include guaranteed minimum accumulation, withdrawal, income and payout annuity floor benefits. We have established a hedging program for managing the risk associated with our new guaranteed minimum accumulation and withdrawal benefit features. As of December 31, 2005, sales of these benefits had not yet created a significant enough exposure to meet our requirement for executing derivative transactions under that hedge program. We continue to analyze and refine our strategies for managing risk exposures associated with all our separate account guarantees. The statutory reserves for these totaled $3,913 thousand and $1,928 thousand at December 31, 2005 and 2004, respectively. The GAAP reserves totaled $3,484 thousand and $1,393 thousand at December 31, 2005 and 2004, respectively.

Deferred Policy Acquisition Costs
    The costs of acquiring new business, principally commissions, underwriting, distribution and policy issue expenses, all of which vary with and are primarily related to production of new business, are deferred. In connection with our 2002 acquisition of the variable life and annuity business of Valley Forge Life Insurance Company, we recognized an asset for the present value of future profits (PVFP) representing the present value of estimated net cash flows embedded in the existing contracts acquired. This asset is included in deferred acquisition costs (DAC).

    We amortize DAC and PVFP based on the related policy's classification. For term life insurance policies, DAC is amortized in proportion to projected net premiums. For universal life, variable universal life and accumulation annuities, DAC and PVFP are amortized in proportion to estimated gross profits. Policies may be surrendered for value or exchanged for a different one of our products (internal replacement); the DAC balance associated with the replaced or surrendered policies is amortized to reflect these surrenders.

    The amortization process requires the use of various assumptions, estimates and judgments about the future. The primary assumptions are expenses, investment performance, mortality and contract cancellations (i.e., lapses, withdrawals and surrenders). These assumptions are reviewed on a regular basis and are generally based on our past experience, industry studies, regulatory requirements and judgments about the future. Changes in estimated gross profits based on actual experiences are reflected as an adjustment to total amortization to date resulting in a charge or credit to earnings. Finally, analyses are performed periodically to assess whether there are sufficient gross margins or gross profits to amortize the remaining DAC balances.

    During 2005, amortization of DAC was increased by an adjustment, or "unlocking" of assumptions. The unlocking was driven by revised assumptions regarding mortality experience offset by interest rate and spread adjustments for annuities.


ACTIVITY IN DEFERRED POLICY ACQUISITION COSTS:                                                YEAR ENDED DECEMBER 31,
($ in thousands)                                                                  ------------------------------------------------
                                                                                       2005            2004             2003
                                                                                  --------------- ---------------  ---------------

Direct acquisition costs deferred, excluding acquisitions................         $      137,036  $      106,788   $      120,582
Recurring costs amortized to expense.....................................                (86,608)        (45,027)         (20,040)
Credit related to investment gains or losses.............................                  6,206              --               --
Offsets to net unrealized investment gains or losses
 included in other comprehensive income (Note 3).........................                 39,223            (912)          16,390
                                                                                   -------------- ---------------  ---------------
Change in deferred policy acquisition costs..............................                 95,857          60,849          116,932
Deferred policy acquisition costs, beginning of year.....................                433,458         372,609          255,677
                                                                                   -------------- ---------------  ---------------
DEFERRED POLICY ACQUISITION COSTS, END OF YEAR...........................         $      529,315  $      433,458   $      372,609
                                                                                  =============== ===============  ===============

Foreign Currency Exchange Risk Management
    Foreign currency exchange risk is the risk that we will incur economic losses due to adverse changes in foreign currency exchange rates. Our functional currency is the U.S. dollar. Our exposure to fluctuations in foreign exchange rates against the U.S. dollar primarily results from our holdings in non-U.S. dollar-denominated debt and equity securities which are not material to our financial statements at December 31, 2005.


EMPLOYEES
    Phoenix employees perform all management and administrative functions. PHL Variable is charged for such services on a time allocation basis.

EXECUTIVE COMPENSATION
    All of the executive officers of PHL Variable also serve as officers of Phoenix and receive no direct compensation from PHL Variable. Allocations have been made as to the officers' time devoted to duties as executive officers of PHL Variable.


------------------------------------------------------------------------------------------------------------------------------------
                         Annual Compensation                                              Long Term Compensation
-------------------------------------------------------------------- ---------------------------------------------------------------
                                                                         Restricted       Securities         LTIP        All Other
Name and Principal                                      Other Annual       Stock          Underlying        Payouts     Compensation
    Position        Year      Salary ($)  Bonus ($)     Compensation     Awards($)     Options/(SARs)(#)      ($)           ($)
------------------------------------------------------------------------------------------------------------------------------------
Philip Polkinghorn, Director and President
------------------- --------- ---------- ---------- ---------------- ------------- -------------------- ---------- -----------------
                    2005       $63,540    $58,951          -           $35,889              -               -             -
------------------- --------- ---------- ---------- ---------------- ------------- -------------------- ---------- -----------------
                    2004      $147,271   $100,500          -           $82,018              -               -             -
------------------- --------- ---------- ---------- ---------------- ------------- -------------------- ---------- -----------------
                    2003*         -          -             -              -                 -               -             -
------------------------------------------------------------------------------------------------------------------------------------
Tracy Rich, Executive Vice President and Assistant Secretary
------------------------------------------------------------------------------------------------------------------------------------
                    2005       $59,304    $38,548          -            $5,262              -               -             -
------------------- --------- ---------- ---------- ---------------- ------------- -------------------- ---------- -----------------
                    2004**        -          -             -              -                 -               -             -
------------------- --------- ---------- ---------- ---------------- ------------- -------------------- ---------- -----------------
                    2003**        -          -             -              -                 -               -             -
------------------------------------------------------------------------------------------------------------------------------------
Gina O'Connell, Senior Vice President
------------------------------------------------------------------------------------------------------------------------------------
                    2005**        -          -             -              -                 -               -             -
------------------- --------- ---------- ---------- ---------------- ------------- -------------------- ---------- -----------------
                    2004      $101,706    $32,882          -              -                 -               -             -
------------------- --------- ---------- ---------- ---------------- ------------- -------------------- ---------- -----------------
                    2003*         -          -             -              -                 -               -             -
------------------------------------------------------------------------------------------------------------------------------------
Michael E. Haylon, Director, Executive Vice President and Chief Financial Officer
------------------------------------------------------------------------------------------------------------------------------------
                    2005       $53,912   $155,058          -           $26,956              -               -             -
------------------- --------- ---------- ---------- ---------------- ------------- -------------------- ---------- -----------------
                    2004**        -          -             -              -                 -               -             -
------------------- --------- ---------- ---------- ---------------- ------------- -------------------- ---------- -----------------
                    2003*         -          -             -              -                                 -             -
------------------------------------------------------------------------------------------------------------------------------------

*    Did not serve as an executive officer that year
** Either no allocation was made that year, or the allocation was under $100,000.

DIRECTORS AND OFFICERS OF PHL VARIABLE
----------------------------------------------------------------------------------------------------------------------------------
                                          LENGTH OF
NAME                            AGE***    TIME SERVED                    POSITION
----                            ------    -----------                    --------
Michael E. Haylon*                48      Director since 01/01/2004      Director, Executive Vice President and Chief Financial
                                          Officer since 08/20/2002       Officer
Christopher Wilkos**              48      Officer since 09/02/1997       Senior Vice President and Corporate Portfolio Manager
Philip K. Polkinghorn*            48      Director since 08/16/2004      Director and President
                                          Officer since 08/16/2004
James D. Wehr**                   48      Director since 08/16/2004      Director, Executive Vice President and Chief Investment
                                          Officer since 01/01/2004       Officer
Gina C. O'Connell*                43      Officer since 05/02/2003       Senior Vice President
Tracy L. Rich*                    54      Officer since 03/17/2003       Executive Vice President and Assistant Secretary
----------------------------------------------------------------------------------------------------------------------------------

* The business address of this individual is One American Row, Hartford, CT 06103-2899
** The business address of this individual is 56 Prospect Street, Hartford, CT 06103-2836
*** Ages are as of 03/23/2006

MANAGEMENT OWNERSHIP OF THE PHOENIX COMPANIES, INC. STOCK
    No Executive Officers nor any director of the PHL Variable owns any stock of the company or of any affiliated corporation except for the shares of PNX common stock, which are shown as owned as of February 28, 2006.

----------------------------------------------------------------
                            AMOUNT AND NATURE OF BENEFICIAL
                                      OWNERSHIP(1)
------------------------ ---------- ------------- --------------
NAME AND BENEFICIAL      SOLE       SHARED        PERCENT OF
OWNER                    POWER(2)   POWER(3)      CLASS(1)
------------------------ ---------- ------------- --------------
Philip Polkinghorn       16,162           -             *
------------------------ ---------- ------------- --------------
Tracy Rich               13,497          37             *
------------------------ ---------- ------------- --------------
Gina O'Connell            1,730       5,718             *
------------------------ ---------- ------------- --------------
Michael Haylon           26,394           -             *
------------------------ ---------- ------------- --------------
All current directors    71,560       5,737             *
and executive officers
as a group
(6 persons)
------------------------ ---------- ------------- --------------

* less than one percent
(1) The number of shares reflected are shares which under application regulations of the Securities and Exchange Commission are deemed to be beneficially owned. Shares deemed to be beneficially owned, under such regulations, include shares as to which, directly or indirectly, through any contract, relationship, arrangement, understanding or otherwise, either voting power or investment power is held or shared. The total number of shares beneficially owned is subdivided, where applicable, into two categories: shares as to which voting/investment power is held solely and shares as to which voting/investment power is shared. The percentage calculation is based on the aggregate number of shares beneficially owned.
(2) The amounts reported include shares allocated to accounts under PNX's 401(k) and Employee Stock Purchase Plan as follows: Phlip Polkinghorn, 1,162 shares; Tracy Rich, 13,460 shares; Gina O'Connell, 1,712 shares; Michael Haylon, 1,343 shares; and all current directors and executive officers as a group 31,420.
(3) This column may include shares held in the name of a spouse, minor children, or certain other relatives sharing the same home as the director or officer, or held by the director or officer, or the spouse of the director or officer, as a trustee or as a custodian for children. Unless otherwise noted below, the directors and officers disclaim beneficial ownership of these shares.


THE SEPARATE ACCOUNT
    PHL Variable Separate Account MVA1 ("Separate Account") is a non-unitized separate account established under Connecticut law. Contract values attributable to the premium allocation and terms of the contract do not depend of the performance of the assets in the Separate Account.

    Under Connecticut law, all income, gains or losses of the Separate Account, whether realized or not, must be credited to or charged against the amount placed in the Separate Account without regard to our other income, gains and losses. The assets of the Separate Account may not be charged with liabilities arising out of any other business that we may conduct. Obligations under the contracts are obligations of PHL Variable.

    There are no discrete units in the Separate Account. No party with rights under any contract participates in the investment gain or loss from assets belonging to the Separate Account. Such gain or loss accrues solely to us. We retain the risk that the value of the assets in the Separate Account may drop below the reserves and other liabilities it must maintain. If the Separate Account asset value drops below the reserve and other liabilities we must maintain in relation to the contracts supported by such assets, we will transfer assets from our General Account to the Separate Account. Conversely, if the amount we maintain is too much, we may transfer the excess to our General Account.

    In establishing guaranteed rates for the Fixed Account, we intend to take into account the yields available on the instruments in which we intend to invest the proceeds from the contracts. The company's investment strategy with respect to the proceeds attributable to the contracts generally will be to invest in investment-grade debt instruments having durations tending to match the applicable guarantee periods.

    Investment-grade debt instruments in which the company intends to invest the proceeds from the contracts include:

[diamond] Securities issued by the United States government or its agencies or instrumentalities.

[diamond] Debt securities which have a rating, at the time of purchase, within the four highest grades assigned by Moody's Investors Services, Inc. (Aaa, Aa, A or Bb), Standard & Poor's Corporation (AAA, AA, A or BBB) or any other nationally recognized rating service.

[diamond] Other debt instruments, although not rated by Moody's or Standard &
          Poor's, are deemed by the company's management to have an investment quality comparable to securities described above.

    While the above generally describes our investment strategy with respect to the proceeds attributable to the contracts, we are not obligated to invest the proceeds according to any particular strategy, except as may be required by Connecticut and other state insurance law.

LEGAL MATTERS

    We are regularly involved in litigation, both as a defendant and as a plaintiff. The litigation naming us as a defendant ordinarily involves our activities as an insurer, investor or taxpayer. Several current proceedings are discussed below. In addition, state regulatory bodies, the Securities and Exchange Commission, or SEC, the National Association of Securities Dealers, Inc., or NASD, and other regulatory bodies regularly make inquiries of us and, from time to time, conduct examinations or investigations concerning our compliance with, among other things, insurance laws and securities laws.

    For example, during 2003 and 2004, the SEC conducted examinations of certain company variable products and certain affiliated investment advisors and mutual funds. In 2004, the NASD also commenced examinations of two affiliated broker-dealers; the examinations were closed in April 2005 and November 2004, respectively. In February 2005, the NASD notified an affiliate of the company that it was asserting violations of trade reporting rules by the affiliate of the company. The affiliated company responded to the NASD allegations in May 2005 but has not received any further inquiries to date.

    Federal and state regulatory authorities from time to time make inquiries and conduct examinations regarding compliance by the company with securities and other laws and regulations affecting their registered products. The company endeavors to respond to such inquiries in an appropriate way and to take corrective action if warranted. Recently, there has been a significant increase in federal and state regulatory activity relating to financial services companies, with a number of recent regulatory inquiries focusing on late-trading, market timing and valuation issues. Our products entitle us to impose restrictions on transfers between separate account sub-accounts associated with our variable products.

    In 2004 and 2005, the Boston District Office of the SEC conducted a compliance examination of certain of the company's affiliates that are registered under the Investment Company Act of 1940 or the Investment Advisers Act of 1940. Following the examination, the staff of the Boston District Office issued a deficient letter primarily focused on perceived weaknesses in procedures for monitoring trading to prevent market timing activity. The staff requested the company to conduct an analysis as to whether shareholders, policyholders and contract holders who invested in the funds that may have been affected by undetected market timing activity had suffered harm and to advise the staff whether the company believes reimbursement is necessary or appropriate under the circumstances. A third party was retained to assist the company in preparing the analysis. Based on the analysis, the company advised the SEC that it does not believe that reimbursement is appropriate.

    Over the past two years, a number of companies have announced settlements of enforcement actions with various regulatory agencies, primarily the SEC and the New York Attorney General's Office. While no such action has been initiated against us, it is possible that one or more regulatory agencies may pursue this type of action against us in the future.

    Financial services companies have also been the subject of broad industry inquiries by state regulators and attorneys general which do not appear to be company-specific. In this regard, in 2004, we received a subpoena from the Connecticut Attorney General's office requesting information regarding certain distribution practices since 1998. Over 40 companies received such a subpoena. We are cooperating fully and have had no further inquiry since filing our response.

    These types of regulatory actions may be difficult to assess or quantify, may seek recovery of indeterminate amounts, including punitive and treble damages, and the nature and magnitude of their outcomes may remain unknown for substantial periods of time. While it is not feasible to predict or determine the ultimate outcome of all pending investigations and legal proceedings or to provide reasonable ranges of potential losses, we believe that their outcomes are not likely, either individually or in the aggregate, to have a material adverse effect on our consolidated financial condition, or consideration of available insurance and reinsurance and the provision made in our consolidated financial statements. However, given the large or indeterminate amounts sought in certain of these matters and litigation's inherent unpredictability, it is possible that an adverse outcome in certain matters could, from time to time, have a material adverse effect on our results of operation or cash flows.


DISTRIBUTOR
--------------------------------------------------------------------------------

    Phoenix Equity Planning Corporation ("PEPCO") is the principal underwriter and national distributor of the contracts pursuant to an underwriting agreement dated November 1, 2000. Its principal business address is One American Row, Hartford, Connecticut 06115 and PEPCO is registered with the National Association of Securities Dealers. PEPCO is a directly wholly owned subsidiary of Phoenix Investment Partners, Inc. ("PXP"). PXP is an indirectly owned subsidiary of The Phoenix Companies, Inc. PEPCO is an affiliated subsidiary of the Separate Account and PHL Variable.

    Contracts may be purchased from broker-dealers registered under the Securities Exchange Act of 1934 whose representatives are authorized by applicable law to sell contracts under terms of agreements provided by PEPCO. Sales commissions will be paid to registered representatives on purchase payments we receive under these contracts. PHL Variable will pay a maximum total sales commission of 15% of premiums. To the extent that the surrender charge under the contracts is less than the sales commissions paid with respect to the policies, we will pay the shortfall from our General Account assets, which will include any profits we may derive under the contracts.


    To the extent permitted by NASD rules, overrides and promotional incentives or payments also may be provided to broker-dealers based on sales volumes, the assumption of wholesaling functions, or other sales-related criteria. Additional payments may be made for other services not directly related to the sale of the contracts, including the recruitment and training of personnel, production of promotional literature and similar services.



EXPERTS
--------------------------------------------------------------------------------

    Kathleen A. McGah, Vice President and Counsel, and Brian A. Giantonio, Vice President and Counsel, Phoenix Life Insurance Company, Hartford, Connecticut have provided opinions on certain matters relating to the federal securities and income tax laws in connection with the contracts described in this Prospectus.

    The financial statements of PHL Variable Insurance Company as of December 31, 2005 and 2004 and for each of the three years in the period ended December 31, 2005, included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

    The financial statements of PHL Variable Insurance Company included herein should be considered only as bearing upon the ability of PHL Variable Insurance Company to meets its obligations under the contracts.



ANNUAL STATEMENTS
--------------------------------------------------------------------------------

At least once a year prior to the maturity date, we will send you a statement containing information about your contract value. For more information, please contact your registered representative or call us at 1-800-541-0171.

APPENDIX A -DEDUCTIONS FOR TAXES - QUALIFIED AND NONQUALIFIED ANNUITY CONTRACTS
------------------------------------------------------------------------------------------------------------------------------------


                                                               UPON              UPON
STATE                                                     PREMIUM PAYMENT    ANNUITIZATION        NONQUALIFIED       QUALIFIED
-----                                                     ---------------    -------------        ------------       ---------
California ..........................................                             X                   2.35%            0.50%

Maine................................................           X                                     2.00*

Nevada...............................................                             X                   3.50

South Dakota.........................................           X                                     1.25**

West Virginia........................................                             X                   1.00             1.00

Wyoming..............................................                             X                   1.00

Commonwealth of Puerto Rico..........................                             X                   1.00             1.00

NOTE: The above tax deduction rates are as of January 1, 2005. No tax deductions are made for states not listed above. However, tax statutes are subject to amendment by legislative act and to judicial and administrative interpretation, which may affect both the above lists of states and the applicable tax rates. Consequently, we reserve the right to deduct tax when necessary to reflect changes in state tax laws or interpretation.

      For a more detailed explanation of the assessment of taxes, see Deductions and Charges--Tax."



----------------------------

 * Maine changed its tax laws affecting annuities in 2003 retroactive to January 1, 1999. Under the revised statute, annuity premium payments are taxed upon premium payment for payments received on or after January 1, 1999.

** South Dakota law provides a lower rate of 0.8% that applies to premium payments received in excess of $500,000 in a single calendar year.

         PHL VARIABLE
         INSURANCE COMPANY
         (A WHOLLY-OWNED SUBSIDIARY OF PM HOLDINGS, INC.)
         FINANCIAL STATEMENTS
         DECEMBER 31, 2005 AND 2004

                                               TABLE OF CONTENTS

                                                                                                                    PAGE
                                                                                                              -----------------

Report of Independent Registered Public Accounting Firm...................................................          F-3

Balance Sheet as of December 31, 2005 and 2004............................................................          F-4

Statement of Income, Comprehensive Income and Changes in Stockholder's Equity
  for the years ended December 31, 2005, 2004 and 2003....................................................          F-5

Statement of Cash Flows for the years ended December 31, 2005, 2004 and 2003..............................          F-6

Notes to Financial Statements.............................................................................       F-7 - F-20

[LOGO] PricewaterhouseCoopers
--------------------------------------------------------------------------------




             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM






To the Board of Directors and Stockholder of PHL Variable Insurance Company:

In our opinion, the accompanying balance sheet and the related statements of income, comprehensive income and changes in stockholder's equity and cash flows present fairly, in all material respects, the financial position of PHL Variable Insurance Company (the Company) at December 31, 2005 and 2004, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2005 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.




/s/ PricewaterhouseCoopers LLP
Hartford, Connecticut
February 22, 2006

                                         PHL VARIABLE INSURANCE COMPANY
                                                 BALANCE SHEET
                                      ($ in thousands, except share data)
                                           DECEMBER 31, 2005 AND 2004

                                                                                                  2005            2004
                                                                                             --------------- ---------------

ASSETS:
Available-for-sale debt securities, at fair value.........................................   $   2,789,491   $   3,075,379
Available-for-sale equity securities, at fair value.......................................              --             261
Policy loans, at unpaid principal balances................................................           8,171           2,486
Other invested assets.....................................................................           1,129           4,393
                                                                                              -------------- ---------------
Total investments.........................................................................       2,798,791       3,082,519
Cash and cash equivalents.................................................................          25,818          39,598
Accrued investment income.................................................................          30,837          27,353
Deferred policy acquisition costs.........................................................         529,315         433,458
Receivable from related parties...........................................................          31,119           1,559
Other general account assets..............................................................          25,354          37,653
Separate account assets...................................................................       2,537,685       2,413,571
                                                                                             --------------- ---------------
TOTAL ASSETS..............................................................................   $   5,978,919   $   6,035,711
                                                                                             =============== ===============

LIABILITIES:
Policyholder deposit funds................................................................   $   2,256,129   $   2,627,920
Policy liabilities and accruals...........................................................         487,573         350,851
Deferred income taxes.....................................................................          73,356          63,402
Payable to related parties................................................................          71,629          11,722
Other general account liabilities.........................................................          10,284          19,884
Separate account liabilities..............................................................       2,537,685       2,413,571
                                                                                             --------------- ---------------
TOTAL LIABILITIES.........................................................................       5,436,656       5,487,350
                                                                                             --------------- ---------------

CONTINGENT LIABILITIES (NOTE 11)..........................................................

STOCKHOLDER'S EQUITY:
Common stock, $5,000 par value: 1,000 shares authorized; 500 shares issued................           2,500           2,500
Additional paid-in capital................................................................         503,234         503,234
Retained earnings.........................................................................          37,134          32,911
Accumulated other comprehensive income (loss).............................................            (605)          9,716
                                                                                             --------------- ---------------
TOTAL STOCKHOLDER'S EQUITY................................................................         542,263         548,361
                                                                                             --------------- ---------------
TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY................................................   $   5,978,919   $   6,035,711
                                                                                             =============== ===============

The accompanying notes are an integral part of these financial statements.

                                         PHL VARIABLE INSURANCE COMPANY
                  STATEMENT OF INCOME, COMPREHENSIVE INCOME AND CHANGES IN STOCKHOLDER'S EQUITY
                                                ($ in thousands)
                                  YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

                                                                                 2005             2004             2003
                                                                            ---------------  ---------------  ---------------

 REVENUES:
 Premiums.................................................................  $       9,521    $       7,367    $       5,829
 Insurance and investment product fees....................................        109,270           83,300           65,529
 Investment income, net of expenses.......................................        154,374          143,862          133,531
 Net realized investment gains (losses)...................................        (10,569)           5,121              768
                                                                            ---------------  ---------------  ---------------
 TOTAL REVENUES...........................................................        262,596          239,650          205,657
                                                                            ---------------  ---------------  ---------------

 BENEFITS AND EXPENSES:
 Policy benefits..........................................................        130,279          136,760          127,311
 Policy acquisition cost amortization.....................................         80,402           45,027           20,040
 Other operating expenses.................................................         50,493           35,683           35,288
                                                                            ---------------  ---------------  ---------------
 TOTAL BENEFITS AND EXPENSES..............................................        261,174          217,470          182,639
                                                                            ---------------  ---------------  ---------------
 Income before income taxes...............................................          1,422           22,180           23,018
 Applicable income taxes (benefit)........................................         (2,801)           5,465            8,369
                                                                            ---------------   --------------   --------------
 NET INCOME...............................................................  $       4,223    $      16,715    $      14,649
                                                                            ===============  ===============  ===============

 FEES PAID TO RELATED PARTIES (NOTE 6)

 COMPREHENSIVE INCOME:
 NET INCOME...............................................................  $       4,223    $      16,715    $      14,649
                                                                            ---------------  ---------------  ---------------
 Net unrealized investment gains (losses).................................         (9,986)         (14,802)           2,561
 Net unrealized derivative instruments losses.............................           (335)            (336)            (335)
                                                                            ---------------  ---------------  ---------------
 OTHER COMPREHENSIVE INCOME (LOSS)........................................        (10,321)         (15,138)           2,226
                                                                            ---------------  ---------------  ---------------
 COMPREHENSIVE INCOME (LOSS)..............................................  $      (6,098)   $       1,577    $      16,875
                                                                            ===============  ===============  ===============

 ADDITIONAL PAID-IN  CAPITAL:
 Capital contributions from parent........................................  $          --    $      19,000    $      40,000

 RETAINED EARNINGS:
 Net income...............................................................          4,223           16,715           14,649

 ACCUMULATED OTHER COMPREHENSIVE INCOME:
 Other comprehensive income (loss)........................................        (10,321)         (15,138)           2,226
                                                                            ---------------  ---------------  ---------------

 CHANGE IN STOCKHOLDER'S EQUITY...........................................         (6,098)          20,577           56,875
 Stockholder's equity, beginning of year..................................        548,361          527,784          470,909
                                                                            ---------------  ---------------  ---------------
 STOCKHOLDER'S EQUITY, END OF YEAR........................................  $     542,263    $     548,361    $     527,784
                                                                            ===============  ===============  ===============

The accompanying notes are an integral part of these financial statements.

                                         PHL VARIABLE INSURANCE COMPANY
                                            STATEMENT OF CASH FLOWS
                                                ($ in thousands)
                                  YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

                                                                                2005              2004              2003
                                                                          ----------------  ----------------  ----------------

 OPERATING ACTIVITIES:
 Net income.............................................................  $        4,223    $       16,715    $       14,649
 Net realized investment (gains) losses.................................          10,569            (5,121)             (768)
 Investment (gains) losses..............................................         (15,293)           (5,634)            6,876
 Deferred income taxes..................................................          15,512            15,627            15,734
 Increase in deferred policy acquisition costs..........................         (56,634)          (61,761)         (100,542)
 Increase in policy liabilities and accruals............................         155,315           135,384           126,059
 Other assets and other liabilities change..............................          34,725           (19,262)           32,352
                                                                          ----------------  ----------------  ----------------
 CASH FROM OPERATING ACTIVITIES.........................................         148,417            75,948            94,360
                                                                          ----------------  ----------------  ----------------

 INVESTING ACTIVITIES:
 Investment purchases...................................................      (1,148,093)       (1,506,835)       (2,068,268)
 Investment sales, repayments and maturities............................       1,357,687         1,503,161         1,338,495
                                                                          ----------------  ----------------  ----------------
 CASH FROM (FOR) INVESTING ACTIVITIES...................................         209,594            (3,674)         (729,773)
                                                                          ----------------  ----------------  ----------------

 FINANCING ACTIVITIES:
 Policyholder deposit fund deposits.....................................         236,099           365,166           928,973
 Policyholder deposit fund withdrawals..................................        (607,890)         (497,814)         (725,834)
 Capital contributions from parent......................................              --            19,000            40,000
                                                                          ----------------  ----------------  ----------------
 CASH FROM (FOR) FINANCING ACTIVITIES...................................        (371,791)         (113,648)          243,139
                                                                          ----------------  ----------------  ----------------
 CHANGE IN CASH AND CASH EQUIVALENTS....................................         (13,780)          (41,374)         (392,274)
 Cash and cash equivalents, beginning of year...........................          39,598            80,972           473,246
                                                                          ----------------  ----------------  ----------------
 CASH AND CASH EQUIVALENTS, END OF YEAR.................................  $       25,818    $        39,598    $       80,972
                                                                          ================  ================  ================

The accompanying notes are an integral part of these financial statements.

                         PHL VARIABLE INSURANCE COMPANY
                          NOTES TO FINANCIAL STATEMENTS
                  YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003


1.   ORGANIZATION AND OPERATIONS

PHL Variable Insurance Company is a life insurance company offering variable and fixed annuity and non-participating life insurance products. It is a wholly-owned subsidiary of PM Holdings, Inc. PM Holdings, Inc. is a wholly-owned subsidiary of Phoenix Life Insurance Company (Phoenix Life), which is a wholly-owned subsidiary of The Phoenix Companies, Inc., a New York Stock Exchange listed company. Phoenix Home Life Mutual Insurance Company demutualized on June 25, 2001 by converting from a mutual life insurance company to a stock life insurance company, became a wholly-owned subsidiary of The Phoenix Companies and changed its name to Phoenix Life Insurance Company. We have reclassified certain amounts for 2004 and 2003 to conform with 2005 presentation.

We have prepared these financial statements in accordance with accounting principles generally accepted in the United States of America (GAAP). In preparing these financial statements in conformity with GAAP, we are required to make estimates and assumptions that affect the reported amounts of assets and liabilities at reporting dates and the reported amounts of revenues and expenses during the reporting periods. Actual results will differ from these estimates and assumptions. We employ significant estimates and assumptions in the determination of deferred policy acquisition costs; policyholder liabilities and accruals; the valuation of investments in debt and equity securities, and accruals for deferred taxes. Significant accounting policies are presented throughout these notes.

NEW ACCOUNTING PRONOUNCEMENTS

In September 2005, the Accounting Standards Executive Committee, or AcSEC, of the American Institute of Certified Public Accountants, or AICPA, issued Statement of Position 05-1, "Accounting by Insurance Enterprises for Deferred Acquisition Costs in Connection With Modifications or Exchanges of Insurance Contracts," or SOP 05-1. SOP 05-1 provides guidance on accounting by insurance enterprises for deferred acquisition costs on internal replacements of insurance and investment contracts other than those specifically described in Statement of Financial Accounting Standards No. 97, or SFAS No. 97. The SOP defines an internal replacement as a modification in product benefits, features, rights, or coverages that occurs by the exchange of a contract for a new contract, or by amendment, endorsement, or rider to a contract, or by the election of a feature or coverage within a contract. This SOP is effective for internal replacements occurring in fiscal years beginning after December 15, 2006. We will adopt SOP 05-1 on January 1, 2007. We are currently assessing the impact of SOP 05-1 on our financial position and results of operations.

Other-Than-Temporary Impairments: FASB Staff Position Nos. FAS 115-1 and FAS 124-1, "The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments," or FSP 115-1, is effective for reporting periods beginning after December 15, 2005. Earlier application is permitted. FSP 115-1 provides guidance as to the determination of other-than-temporarily impaired securities and requires certain financial disclosures with respect to unrealized losses. These accounting and disclosure requirements largely codify our existing practices as to other-than-temporarily impaired securities and thus, does not have a material effect on our financial statements.

Nontraditional Long-Duration Contracts and Separate Accounts: Effective January 1, 2004, we adopted the AICPA's Statement of Position 03-1, "Accounting and Reporting by Insurance Enterprises for Certain Nontraditional Long-Duration Contracts and for Separate Accounts," or SOP 03-1. SOP 03-1 provides guidance related to the accounting, reporting and disclosure of certain insurance contracts and separate accounts, including guidance for computing reserves for products with guaranteed benefits such as guaranteed minimum death benefits and for products with annuitization benefits such as guaranteed minimum income benefits. In addition, SOP 03-1 addresses the presentation and reporting of separate accounts, as well as rules concerning the capitalization and amortization of sales inducements. Since this new accounting standard largely codifies certain accounting and reserving practices related to applicable nontraditional long-duration contracts and separate accounts that we already followed, our adoption did not have a material effect on our financial statements.


2.   OPERATING ACTIVITIES

PREMIUM AND FEE REVENUE AND RELATED EXPENSES

Revenues for annuity and universal life products consist of net investment income and mortality, administration and surrender charges assessed against the fund values during the period. Related benefit expenses include universal life benefit claims in excess of fund values and net investment income credited to fund values. We recognize premiums for long-duration life insurance products as revenue when due from policyholders. We recognize life insurance premiums for short-duration life insurance products as premium revenue pro rata over the related contract periods. We match benefits, losses and related expenses with premiums over the related contract periods.

REINSURANCE

We use reinsurance agreements to provide for greater diversification of business, control exposure to potential losses arising from large risks and provide additional capacity for growth.

We recognize assets and liabilities related to reinsurance ceded contracts on a gross basis. The cost of reinsurance related to long-duration contracts is accounted for over the life of the underlying reinsured policies using assumptions consistent with those used to account for the underlying policies.

We remain liable to the extent that reinsuring companies may not be able to meet their obligations under reinsurance agreements in effect. Failure of the reinsurers to honor their obligations could result in losses to us; consequently, estimates are established for amounts deemed or estimated to be uncollectible. To minimize our exposure to significant losses from reinsurance insolvencies, we regularly evaluate the financial condition of our reinsurers.

Our reinsurance program varies based on the type of risk, for example:

     o On direct policies, the maximum of individual life insurance retained by us on any one life is $10 million for single life and joint first-to-die policies and $12 million for joint last-to-die policies, with excess amounts ceded to reinsurers.
     o We reinsure 50% to 90% of the mortality risk for certain issues of term and universal life policies.
     o We reinsure 100% of the excess death benefits for most variable annuity policies issued through December 31, 1999, including subsequent deposits.

DIRECT BUSINESS AND REINSURANCE:                                                        YEAR ENDED DECEMBER 31,
($ in thousands)                                                            -------------------------------------------------
                                                                                  2005             2004             2003
                                                                            ---------------  ---------------  ---------------

Direct premiums..........................................................   $      55,277    $      43,348    $      30,404
Premiums ceded to reinsurers.............................................         (45,756)         (35,981)         (24,575)
                                                                            ---------------  ---------------  ---------------
PREMIUMS.................................................................   $       9,521    $       7,367    $       5,829
                                                                            ===============  ===============  ===============

Direct policy benefits incurred..........................................   $      15,538    $      37,846    $      19,031
Policy benefits assumed from reinsureds..................................             381              286              160
Policy benefits ceded to reinsurers......................................          (9,572)         (26,767)         (12,829)
                                                                            ---------------  ---------------  ---------------
POLICY BENEFITS..........................................................   $       6,347    $      11,365    $       6,362
                                                                            ===============  ===============  ===============

Direct life insurance in-force...........................................   $  41,566,483    $  30,623,344    $  20,518,533
Life insurance in-force assumed from reinsureds..........................         135,447          155,964          168,788
Life insurance in-force ceded to reinsurers..............................     (30,459,568)     (23,057,775)     (15,544,504)
                                                                            ---------------  ---------------  ---------------
LIFE INSURANCE IN-FORCE..................................................   $  11,242,362    $   7,721,533    $   5,142,817
                                                                            ===============  ===============  ===============
Percentage of amount assumed to net insurance in-force...................           1.20%            2.02%            3.28%
                                                                            ===============  ===============  ===============

The policy benefit amounts above exclude changes in reserves, interest credited to policyholders and withdrawals, which total $123.9 million, $125.4 million and $121.0 million, net of reinsurance, for the years ended December 31, 2005, 2004 and 2003, respectively.

DEFERRED POLICY ACQUISITION COSTS

The costs of acquiring new business, principally commissions, underwriting, distribution and policy issue expenses, all of which vary with and are primarily related to production of new business, are deferred. In connection with our 2002 acquisition of the variable life and annuity business of Valley Forge Life Insurance Company, we recognized an asset for the present value of future profits (PVFP) representing the present value of estimated net cash flows embedded in the existing contracts acquired. This asset is included in deferred acquisition costs (DAC).

We amortize DAC and PVFP based on the related policy's classification. For term life insurance policies, DAC is amortized in proportion to projected net premiums. For universal life, variable universal life and accumulation annuities, DAC and PVFP are amortized in proportion to estimated gross profits. Policies may be surrendered for value or exchanged for a different one of our products (internal replacement); the DAC balance associated with the replaced or surrendered policies is amortized to reflect these surrenders.

The amortization process requires the use of various assumptions, estimates and judgments about the future. The primary assumptions are expenses, investment performance, mortality and contract cancellations (i.e., lapses, withdrawals and surrenders). These assumptions are reviewed on a regular basis and are generally based on our past experience, industry studies, regulatory requirements and judgments about the future. Changes in estimated gross profits based on actual experiences are reflected as an adjustment to total amortization to date resulting in a charge or credit to earnings. Finally, analyses are performed periodically to assess whether there are sufficient gross margins or gross profits to amortize the remaining DAC balances.

During 2005, amortization of DAC was increased by an adjustment, or "unlocking" of assumptions. The unlocking was driven by revised assumptions regarding mortality experience offset by interest rate and spread adjustments for annuities.

ACTIVITY IN DEFERRED POLICY ACQUISITION COSTS:                                          YEAR ENDED DECEMBER 31,
($ in thousands)                                                            -------------------------------------------------
                                                                                  2005             2004             2003
                                                                            ---------------  ---------------  ---------------

Direct acquisition costs deferred, excluding acquisitions................   $     137,036    $     106,788    $     120,582
Recurring costs amortized to expense.....................................         (86,608)         (45,027)         (20,040)
Credit related to investment gains or losses.............................           6,206               --               --
Offsets to net unrealized investment gains or losses
  included in other comprehensive income (Note 3)........................          39,223             (912)          16,390
                                                                            ---------------  ---------------  ---------------
Change in deferred policy acquisition costs..............................          95,857           60,849          116,932
Deferred policy acquisition costs, beginning of year.....................         433,458          372,609          255,677
                                                                            ---------------  ---------------  ---------------
DEFERRED POLICY ACQUISITION COSTS, END OF YEAR...........................   $     529,315    $     433,458    $     372,609
                                                                            ===============  ===============  ===============

POLICY LIABILITIES AND ACCRUALS

Future policy benefits are liabilities for life and annuity products. We establish liabilities in amounts adequate to meet the estimated future obligations of policies in force. Future policy benefits for variable universal life, universal life and annuities in the accumulation phase are computed using the deposit method which is the sum of the account balance, unearned revenue liability and liability for minimum policy benefits. Future policy benefits for term and annuities in the payout phase that have significant mortality risk are computed using the net level premium method on the basis of actuarial assumptions at the issue date of these contracts for rates of interest, contract administrative expenses, mortality and surrenders. We establish liabilities for outstanding claims, losses and loss adjustment expenses based on individual case estimates for reported losses and estimates of unreported losses based on past experience.

Policyholder liabilities are primarily for universal life products and include deposits received from customers and investment earnings on their fund balances which range from 3.00% to 5.25% as of December 31, 2005, less administrative and mortality charges.

Certain of our annuity products contain guaranteed minimum death benefits. The guaranteed minimum death benefit feature provides annuity contract holders with a guarantee that the benefit received at death will be no less than a prescribed amount. This minimum amount is based on the net deposits paid into the contract, the net deposits accumulated at a specified rate, the highest historical account value on a contract anniversary, or more typically, the greatest of these values. As of December 31, 2005 and 2004, the difference between the guaranteed minimum death benefit and the current account value (net amount at risk) for all existing contracts was $74.9 million and $114.9 million, respectively, for which we had established reserves, net of reinsurance recoverables, of $9.8 million and $7.8 million, respectively.

POLICYHOLDER DEPOSIT FUNDS

Policyholder deposit funds consist of annuity deposits received from customers and investment earnings on their fund balances, which range from 3.0% to 10.0%, less administrative charges.

FAIR VALUE OF INVESTMENT CONTRACTS

We determine the fair value of deferred annuities with an interest guarantee of one year or less at the amount of the policy reserve. In determining the fair value of deferred annuities with interest guarantees greater than one year, we use a discount rate equal to the appropriate U.S. Treasury rate plus 150 basis points to determine the present value of the projected account value of the policy at the end of the current guarantee period.


3.   INVESTING ACTIVITIES

DEBT AND EQUITY SECURITIES

We classify our debt and equity securities as available-for-sale and report them in our balance sheet at fair value. Fair value is based on quoted market price, where available. When quoted market prices are not available, we estimate fair value by discounting debt security cash flows to reflect interest rates currently being offered on similar terms to borrowers of similar credit quality (private placement debt securities), by quoted market prices of comparable instruments (untraded public debt securities) and by independent pricing sources or internally developed pricing models (equity securities).

FAIR VALUE AND COST OF DEBT SECURITIES:                                           AS OF DECEMBER 31,
($ in thousands)                                           ------------------------------------------------------------------
                                                                         2005                              2004
                                                           --------------------------------  --------------------------------
                                                             FAIR VALUE          COST          FAIR VALUE          COST
                                                           ---------------  ---------------  ---------------  ---------------

U.S. government and agency...............................  $    124,552     $    125,673     $     65,485     $     64,850
State and political subdivision..........................        28,585           28,934           45,028           44,717
Foreign government.......................................        73,412           69,275           73,572           69,137
Corporate................................................     1,490,696        1,510,681        1,674,157        1,657,987
Mortgage-backed..........................................       648,124          649,346          665,778          652,781
Other asset-backed.......................................       424,122          425,634          551,359          551,368
                                                           ---------------  ---------------  ---------------  ---------------
DEBT SECURITIES..........................................  $  2,789,491     $  2,809,543     $  3,075,379     $  3,040,840
                                                           ===============  ===============  ===============  ===============

For mortgage-backed and other asset-backed debt securities, we recognize income using a constant effective yield based on anticipated prepayments and the estimated economic lives of the securities. When actual prepayments differ significantly from anticipated prepayments, the effective yield is recalculated to reflect actual payments to date and any resulting adjustment is included in net investment income. For certain asset-backed securities, changes in estimated yield are recorded on a prospective basis and specific valuation methods are applied to these securities to determine if there has been an other-than-temporary decline in value.

We owned no non-income producing debt securities as of December 31, 2005 or 2004.

FAIR VALUE AND COST OF EQUITY SECURITIES:                                         AS OF DECEMBER 31,
($ in thousands)                                           ------------------------------------------------------------------
                                                                         2005                              2004
                                                           --------------------------------  --------------------------------
                                                             FAIR VALUE          COST          FAIR VALUE          COST
                                                           ---------------  ---------------  ---------------  ---------------

Mutual fund seed investments.............................  $         --     $         --     $         63     $         39
Other equity securities..................................            --               --              198              227
                                                           ---------------  ---------------  ---------------  ---------------
EQUITY SECURITIES........................................  $         --     $         --     $        261     $        266
                                                           ===============  ===============  ===============  ===============


GROSS AND NET UNREALIZED GAINS (LOSSES) FROM                                      AS OF DECEMBER 31,
DEBT AND EQUITY SECURITIES:                                ------------------------------------------------------------------
($ in thousands)                                                         2005                              2004
                                                           --------------------------------  --------------------------------
                                                                GAINS            LOSSES           GAINS           LOSSES
                                                           ---------------  ---------------  ---------------  ---------------

U.S. government and agency...............................  $         369    $      (1,490)   $         878    $        (243)
State and political subdivision..........................            239             (588)             721             (410)
Foreign government.......................................          4,539             (402)           4,565             (130)
Corporate................................................         10,796          (30,781)          30,610          (14,440)
Mortgage-backed..........................................          6,141           (7,363)          14,805           (1,808)
Other asset-backed.......................................          2,052           (3,564)           4,660           (4,669)
                                                           ---------------  ---------------   --------------  ---------------
Debt securities gains and losses.........................  $      24,136    $     (44,188)   $      56,239    $     (21,700)
                                                           ===============  ===============  ===============  ===============
Equity securities gains and losses.......................  $          --    $          --    $          24    $         (29)
                                                           ===============  ===============  ===============  ===============
DEBT AND EQUITY SECURITIES NET GAINS (LOSSES)............  $     (20,052)                    $      34,534
                                                           ===============                   ===============


AGING OF TEMPORARILY IMPAIRED GENERAL                                   AS OF DECEMBER 31, 2005
ACCOUNT DEBT AND EQUITY SECURITIES:         ---------------------------------------------------------------------------------
($ in thousands)                                 LESS THAN 12 MONTHS       GREATER THAN 12 MONTHS              TOTAL
                                            --------------------------- -------------------------- --------------------------
                                                FAIR        UNREALIZED     FAIR        UNREALIZED     FAIR        UNREALIZED
                                                VALUE        LOSSES        VALUE        LOSSES        VALUE        LOSSES
                                            ------------- ------------- ------------ ------------- ------------ -------------
DEBT SECURITIES
U.S. government and agency................  $     62,372  $      (714)  $    33,369  $      (776)  $    95,741  $    (1,490)
State and political subdivision...........         7,854          (15)       16,067         (573)       23,921         (588)
Foreign government........................        14,877         (269)        4,834         (133)       19,711         (402)
Corporate.................................       651,536      (18,520)      340,112      (12,261)      991,648      (30,781)
Mortgage-backed...........................       245,240       (3,751)      165,412       (3,612)      410,652       (7,363)
Other asset-backed........................       140,801       (1,797)      101,004       (1,767)      241,805       (3,564)
                                            ------------- ------------- ------------ ------------- ------------ -------------
DEBT SECURITIES...........................  $  1,122,680  $   (25,066)  $   660,798  $   (19,122)  $ 1,783,478  $   (44,188)
COMMON STOCK..............................            --           --            --           --            --           --
                                            ------------- ------------- ------------ ------------- ------------ -------------
TOTAL TEMPORARILY IMPAIRED SECURITIES.....  $  1,122,680  $   (25,066)  $   660,798  $   (19,122)  $ 1,783,478  $   (44,188)
                                            ============= ============= ============ ============= ============ =============

BELOW INVESTMENT GRADE....................  $     72,000  $    (2,888)  $    40,186  $    (2,667)  $   112,186  $    (5,555)
                                            ============= ============= ============ ============= ============ =============
BELOW INVESTMENT GRADE AFTER OFFSETS
  FOR DEFERRED ACQUISITION COST
  ADJUSTMENT AND TAXES....................                $      (469)               $      (305)               $      (774)
                                                          =============              =============              =============

All of these securities are considered to be temporarily impaired at December 31, 2005 as each of these securities has performed, and is expected to continue to perform, in accordance with their original contractual terms.


AGING OF TEMPORARILY IMPAIRED GENERAL                                   AS OF DECEMBER 31, 2004
ACCOUNT DEBT AND EQUITY SECURITIES:         ---------------------------------------------------------------------------------
($ amounts in thousands)                         LESS THAN 12 MONTHS       GREATER THAN 12 MONTHS              TOTAL
                                            --------------------------- -------------------------- --------------------------
                                                FAIR       UNREALIZED      FAIR        UNREALIZED     FAIR        UNREALIZED
                                                VALUE        LOSSES        VALUE        LOSSES        VALUE        LOSSES
                                            ------------- ------------- ------------ ------------- ------------ -------------
DEBT SECURITIES
U.S. government and agency................  $     29,470  $      (243)  $        --  $        --   $    29,470  $      (243)
State and political subdivision...........        12,280         (227)        4,151         (183)       16,431         (410)
Foreign government........................            --           --         4,833         (130)        4,833         (130)
Corporate.................................       484,913      (11,468)       76,796       (2,972)      561,709      (14,440)
Mortgage-backed...........................       242,502       (1,689)       18,780         (119)      261,282       (1,808)
Other asset-backed........................       259,871       (2,355)        9,853       (2,314)      269,724       (4,669)
                                            ------------- ------------- ------------ ------------- ------------ -------------
DEBT SECURITIES...........................  $  1,029,036  $   (15,982)  $   114,413  $    (5,718)  $ 1,143,449  $   (21,700)
COMMON STOCK..............................            --           --            --          (29)           --          (29)
                                            ------------- ------------- ------------ ------------- ------------ -------------
TOTAL TEMPORARILY IMPAIRED SECURITIES.....  $  1,029,036  $   (15,982)  $   114,413  $    (5,747)  $ 1,143,449  $   (21,729)
                                            ============= ============= ============ ============= ============ =============

BELOW INVESTMENT GRADE....................  $     36,729  $      (953)  $    10,934  $    (2,325)  $    47,663  $    (3,278)
                                            ============= ============= ============ ============= ============ =============
BELOW INVESTMENT GRADE AFTER OFFSETS
  FOR DEFERRED ACQUISITION COST
  ADJUSTMENT AND TAXES....................                $      (355)               $      (455)               $      (810)
                                                          =============              =============              =============

All of these securities are considered to be temporarily impaired at December 31, 2004 as each of these securities has performed, and is expected to continue to perform, in accordance with their original contractual terms.

POLICY LOANS AND OTHER INVESTED ASSETS

Policy loans are carried at their unpaid principal balances and are collateralized by the cash values of the related policies. For purposes of fair value disclosures, for variable rate policy loans, we consider the unpaid loan balance as fair value, as interest rates on these loans are reset annually based on market rates.

Other investments primarily include a partnership interest which we do not control and seed money in separate accounts. The partnership interest is an investment in a hedge fund of funds in which we do not have control or a majority ownership interest. The interest is recorded using the equity method of accounting.

STATUTORY DEPOSITS

Pursuant to certain statutory requirements, as of December 31, 2005 and 2004, we had on deposit securities with a fair value of $8.4 million and $7.3 million, respectively, in insurance department special deposit accounts. We are not permitted to remove the securities from these accounts without approval of the regulatory authority.

NET INVESTMENT INCOME AND NET REALIZED INVESTMENT GAINS (LOSSES)

We recognize realized investment gains and losses on asset dispositions on a first-in first-out basis and when declines in the fair value of debt and equity securities are considered to be other-than-temporary. The cost basis of these written down investments is adjusted to fair value at the date the determination of impairment is made and the new cost basis is not changed for subsequent recoveries in value. Applicable income taxes, which offset realized investment gains and losses, are reported separately as components of net income.

SOURCES OF NET INVESTMENT INCOME:                                                         YEAR ENDED DECEMBER 31,
($ in thousands)                                                            -------------------------------------------------
                                                                                  2005             2004             2003
                                                                            ---------------  ---------------  ---------------

Debt securities..........................................................   $     154,607    $     145,354    $     132,101
Equity securities........................................................               2               44              478
Other investments........................................................             183              178              931
Policy loans.............................................................             479              122              140
Cash and cash equivalents................................................           1,061            1,000            2,679
                                                                            ---------------  ---------------  ---------------
Total investment income..................................................         156,332          146,698          136,329
  Less:  Investment expenses.............................................           1,958            2,836            2,798
                                                                            ---------------  ---------------  ---------------
NET INVESTMENT INCOME....................................................   $     154,374    $     143,862    $     133,531
                                                                            ===============  ===============  ===============


SOURCES OF REALIZED INVESTMENT GAINS (LOSSES):                                            YEAR ENDED DECEMBER 31,
($ in thousands)                                                            -------------------------------------------------
                                                                                  2005             2004            2003
                                                                            ---------------  ---------------  ---------------
DEBT SECURITY IMPAIRMENTS................................................   $      (2,651)   $          --    $      (8,113)
                                                                            ---------------  ---------------  ---------------
Debt security transaction gains..........................................           1,764            6,015            9,615
Debt security transaction losses.........................................          (9,254)          (3,581)          (2,411)
Equity security transaction gains........................................              26            2,286            3,993
Equity security transaction losses.......................................             (13)              --           (1,354)
Other investment transaction gains (losses)..............................            (441)             402             (960)
Cash equivalent transaction losses.......................................              --               (1)              (2)
                                                                            ---------------  ---------------  ---------------
NET TRANSACTION GAINS (LOSSES)...........................................          (7,918)           5,121            8,881
                                                                            ---------------  ---------------  ---------------
NET REALIZED INVESTMENT GAINS (LOSSES)...................................   $     (10,569)   $       5,121    $         768
                                                                            ===============  ===============  ===============

UNREALIZED INVESTMENT GAINS (LOSSES)

We recognize unrealized investment gains and losses on investments in debt and equity securities that we classify as available-for-sale. These gains and losses are reported as a component of other comprehensive income net of applicable deferred income taxes.

SOURCES OF NET CHANGES IN UNREALIZED INVESTMENT GAINS (LOSSES):                           YEAR ENDED DECEMBER 31,
($ in thousands)                                                            -------------------------------------------------
                                                                                  2005             2004             2003
                                                                            ---------------  ---------------  ---------------

Debt securities..........................................................   $     (54,591)   $     (19,782)   $     (11,311)
Equity securities........................................................               5           (1,953)             695
Other investments........................................................              --             (125)          (1,833)
                                                                            ---------------  ---------------  ---------------
NET CHANGES IN UNREALIZED INVESTMENT GAINS (LOSSES)......................   $     (54,586)   $     (21,860)   $     (12,449)
                                                                            ===============  ===============  ===============

Net unrealized investment losses.........................................   $     (54,586)   $     (21,860)   $     (12,449)
                                                                            ---------------  ---------------  ---------------
Applicable deferred policy acquisition costs (Note 2)....................         (39,223)             912          (16,390)
Applicable deferred income taxes (benefit)...............................          (5,377)          (7,970)           1,380
                                                                            ---------------  ---------------  ---------------
Offsets to net unrealized investment losses..............................         (44,600)          (7,058)         (15,010)
                                                                            ---------------  ---------------  ---------------
NET CHANGES IN UNREALIZED INVESTMENT GAINS (LOSSES) INCLUDED IN
  OTHER COMPREHENSIVE INCOME.............................................   $      (9,986)   $     (14,802)   $       2,561
                                                                            ===============  ===============  ===============

INVESTING CASH FLOWS

Cash and cash equivalents consist of cash and short-term investments with original maturities of 90 days or less.

INVESTMENT PURCHASES, SALES, REPAYMENTS AND MATURITIES:                                 YEAR ENDED DECEMBER 31,
($ in thousands)                                                            -------------------------------------------------
                                                                                  2005             2004             2003
                                                                            ---------------  ---------------  ---------------

Debt security purchases..................................................   $  (1,139,974)   $  (1,505,651)   $  (2,050,231)
Equity security purchases................................................              --              (40)          (8,619)
Other invested asset purchases...........................................          (2,434)            (411)          (9,000)
Policy loan advances, net................................................          (5,685)            (733)            (418)
                                                                            ---------------  ---------------  ---------------
INVESTMENT PURCHASES.....................................................   $  (1,148,093)   $  (1,506,835)   $  (2,068,268)
                                                                            ===============  ===============  ===============

Debt securities sales....................................................   $     873,995    $     886,091    $     484,329
Debt securities maturities and repayments................................         477,568          591,962          817,792
Equity security sales....................................................             279            8,798           36,374
Other invested asset sales...............................................           5,845           16,310               --
                                                                            ---------------  ---------------  ---------------
INVESTMENT SALES, REPAYMENTS AND MATURITIES..............................   $   1,357,687    $   1,503,161    $   1,338,495
                                                                            ===============  ===============  ===============

The maturities of debt securities, by contractual sinking fund payment and maturity are summarized in the following table. Actual maturities may differ from contractual maturities as certain borrowers have the right to call or prepay obligations with or without call or prepayment penalties, and we may have the right to put or sell the obligations back to the issuers.

COST AND FAIR VALUE OF DEBT SECURITIES BY MATURITY:                                                COST         FAIR VALUE
($ in thousands)                                                                                  AS OF           AS OF
                                                                                               DEC 31, 2005    DEC 31, 2005
                                                                                             --------------- ---------------

Due in one year or less...................................................................   $     174,223   $     173,578
Due after one year through five years.....................................................         988,445         975,839
Due after five years through ten years....................................................         541,851         538,591
Due after ten years.......................................................................       1,105,024       1,101,483
                                                                                             --------------- ---------------
TOTAL.....................................................................................   $   2,809,543   $   2,789,491
                                                                                             =============== ===============


4.   SEPARATE ACCOUNT ASSETS AND LIABILITIES

Separate account products are those for which a separate investment and liability account is maintained on behalf of the policyholder. Investment objectives for these separate accounts vary by fund account type, as outlined in the applicable fund prospectus or separate account plan of operations. Our separate account products include variable annuities and variable life insurance contracts.

Separate account assets and liabilities are carried at market value. Deposits, net investment income and realized investment gains and losses for these accounts are excluded from revenues, and the related liability increases are excluded from benefits and expenses. Fees assessed to the contractholders for management services are included in revenues when services are rendered.


5.   INCOME TAXES

We recognize income tax expense or benefit based upon amounts reported in the financial statements and the provisions of currently enacted tax laws. We allocate income taxes to income, other comprehensive income and additional paid-in capital, as applicable.

We recognize current income tax assets and liabilities for estimated income taxes refundable or payable based on the current year's income tax returns. We recognize deferred income tax assets and liabilities for the estimated future income tax effects of temporary differences and carryforwards. Temporary differences are the differences between the financial statement carrying amounts of assets and liabilities and their tax bases. If necessary, we establish valuation allowances to reduce the carrying amount of deferred income tax assets to amounts that are more likely than not to be realized.

In accordance with an income tax sharing agreement with The Phoenix Companies, we compute the provision for federal income taxes as if we were filing a separate federal income tax return, except that benefits arising from income tax credits and net operating losses are allocated to those subsidiaries producing such attributes to the extent they are utilized in The Phoenix Companies' consolidated federal income tax return.

ALLOCATION OF INCOME TAXES:                                                               YEAR ENDED DECEMBER 31,
($ in thousands)                                                            -------------------------------------------------
                                                                                  2005             2004             2003
                                                                            ---------------  ---------------  ---------------

Income tax expense (benefit) attributable to:
  Current................................................................   $     (18,313)   $     (10,162)   $      (7,366)
  Deferred...............................................................          15,512           15,627           15,735
                                                                            ---------------  ---------------  ---------------
NET INCOME (LOSS)........................................................          (2,801)           5,465            8,369
Other comprehensive income (loss)........................................          (5,558)          (8,151)           1,199
                                                                            ---------------  ---------------  ---------------
COMPREHENSIVE INCOME (LOSS)..............................................   $      (8,359)   $      (2,686)   $       9,568
                                                                            ===============  ===============  ===============

INCOME TAXES RECOVERED...................................................   $     (14,288)   $      (3,450)   $     (51,107)
                                                                            ===============  ===============  ===============


RECONCILIATION OF STATUTORY TAX RATE TO EFFECTIVE TAX RATE:                              YEAR ENDED DECEMBER 31,
($ in thousands)                                                            -------------------------------------------------
                                                                                  2005             2004             2003
                                                                            ---------------  ---------------  ---------------
Income before income taxes...............................................   $       1,422    $      22,180    $      23,018
                                                                            ---------------  ---------------  ---------------
Income taxes at statutory rate of 35.0%..................................             498            7,763            8,056
Tax (benefit) attributable to tax-advantaged investment income...........          (2,924)          (2,264)             360
Tax interest.............................................................            (378)              --               --
Other, net...............................................................               3              (34)             (47)
                                                                            ---------------  ---------------  ---------------
APPLICABLE INCOME TAXES (BENEFIT)........................................   $      (2,801)   $       5,465    $       8,369
                                                                            ===============  ===============  ===============
Effective income tax (benefit) rates.....................................        (197.0)%            24.6%            36.4%
                                                                            ===============  ===============  ===============


DEFERRED INCOME TAX ASSETS (LIABILITIES) ATTRIBUTABLE TO TEMPORARY DIFFERENCES:                     AS OF DECEMBER 31,
($ in thousands)                                                                             --------------------------------
                                                                                                   2005             2004
                                                                                             ---------------  ---------------
Deferred income tax assets:
Future policyholder benefits..............................................................   $      63,793    $      48,756
Unearned premiums/deferred revenues.......................................................           7,482            5,983
Net operating loss carryover benefits.....................................................           7,970           23,618
Other.....................................................................................           1,137            1,041
                                                                                             ---------------  ---------------
GROSS DEFERRED INCOME TAX ASSETS..........................................................          80,382           79,398
                                                                                             ---------------  ---------------
Deferred tax liabilities:

Deferred policy acquisition costs.........................................................         150,281          133,372
Employee benefits.........................................................................           1,907               --
Investments...............................................................................           1,550            9,428
                                                                                             ---------------  ---------------
GROSS DEFERRED INCOME TAX LIABILITIES.....................................................         153,738          142,800
                                                                                             ---------------  ---------------
DEFERRED INCOME TAX LIABILITY.............................................................   $      73,356    $      63,402
                                                                                             ===============  ===============

We are included in the life/non-life consolidated federal income tax return filed by The Phoenix Companies. Within the consolidated tax return, The Phoenix Companies is required by Internal Revenue Service regulations to segregate the entities into two groups: life insurance companies and non-life insurance companies. There are limitations as to the amount of any operating losses from the non-life group that can be offset against taxable income of the life group. These limitations may affect the amount of any operating loss carryforwards that we have now or in the future.

At December 31, 2005, we had net operating loss carryforwards of $22.8 million for federal income tax purposes, which expire in 2017. We believe that the tax benefits of these losses will be fully realized before their expiration. As a result, no valuation allowance has been recorded against the deferred income tax asset resulting from the net operating losses.

We have determined, based on our earnings and projected future taxable income, that it is more likely than not that deferred income tax assets at December 31, 2005 and 2004 will be realized.

As of December 31, 2005, we had current taxes payable of $819 thousand.


6.   RELATED PARTY TRANSACTIONS

The amounts included in the following discussion are gross expenses, before deferrals for policy acquisition costs.

Phoenix Life provides services and facilities to us and is reimbursed through a cost allocation process. The expenses allocated to us were $108,701 thousand, $82,050 thousand and $86,499 thousand for the years ended December 31, 2005, 2004 and 2003, respectively. Amounts payable to Phoenix Life were $40,838 thousand and $5,432 thousand as of December 31, 2005 and 2004, respectively.

We provide premium processing services for Phoenix Life, wherein we receive premium payments on Phoenix Life annuity contracts, and forward those payments to Phoenix Life. In connection with this service, at December 31, 2005 and 2004, we had premiums due to Phoenix Life of $16,468 thousand and $62 thousand, respectively. We do not charge any fees for this service.

We also provide premium processing services for Phoenix Life and Annuity, a wholly-owned indirect subsidiary of Phoenix Life, wherein we receive premium payments on certain Phoenix Life and Annuity contracts, and forward those payments to Phoenix Life and Annuity. In connection with this service, at December 31, 2005 and 2004, we had amounts due to Phoenix Life and Annuity of $1,235 thousand and $374 thousand, respectively. We do not charge any fees for this service.

Phoenix Life provides payment processing services to us for life insurance policies. In connection with this service, at December 31, 2005 and 2004, we had policy-related receivables of $31,119 thousand and $1,559 thousand, respectively. Phoenix Life does not charge us for these services.

Phoenix Investment Partners Ltd., an indirect wholly-owned subsidiary of The Phoenix Companies, through its affiliated registered investment advisors, provides investment advisory services to us for a fee. Investment advisory fees incurred by us for management of general account assets under this arrangement were $2,993 thousand, $2,810 thousand and $2,798 thousand for the years ended December 31, 2005, 2004 and 2003, respectively. Amounts payable to the affiliated investment advisors were $0 thousand and $67 thousand, as of December 31, 2005 and 2004, respectively. Variable product separate account fees were $697 thousand, $1,120 thousand and $1,661 thousand for 2005, 2004 and 2003, respectively.

Phoenix Equity Planning Corporation (PEPCO), a wholly-owned subsidiary of Phoenix Investment Partners Ltd., is the principal underwriter of our annuity contracts. Until May 31, 2004, contracts could be purchased through registered representatives of our former affiliate, W.S. Griffith Securities, Inc. (Griffith). Other outside broker-dealers are licensed to sell our annuity contracts as well. We incurred commissions for contracts underwritten by PEPCO of $35,422 thousand, $39,491 thousand and $36,247 thousand for the years ended December 31, 2005, 2004 and 2003, respectively. Amounts payable to PEPCO were $1,981 thousand and $2,735 thousand as of December 31, 2005 and 2004, respectively.

Phoenix Life pays commissions to producers who sell our non-registered life and annuity products. Commissions paid by Phoenix Life on our behalf were $54,927 thousand, $28,962 thousand and $33,795 thousand for the years ended December 31, 2005, 2004 and 2003, respectively. Amounts receivable from Phoenix Life were $11,108 thousand and $3,119 thousand as of December 31, 2005 and 2004, respectively.

Until May 31, 2004, Griffith, formerly an indirect wholly-owned subsidiary of The Phoenix Companies, sold certain of our non-participating life insurance products through its insurance agents. Concessions paid by us for products sold through Griffith were $96 thousand for the five months ended May 31, 2004 and $429 thousand for the year ended December 31, 2003.

Effective May 31, 2004, The Phoenix Companies sold Griffith to an unrelated third party.

7.   EMPLOYEE BENEFIT PLANS AND EMPLOYMENT AGREEMENTS

The Phoenix Companies has a non-contributory, defined benefit pension plan covering substantially all of its employees and those of its subsidiaries. Retirement benefits are a function of both years of service and level of compensation. The Phoenix Companies also sponsors a non-qualified supplemental defined benefit plan to provide benefits in excess of amounts allowed pursuant to the Internal Revenue Code. The Phoenix Companies' funding policy is to contribute annually an amount equal to at least the minimum required contribution in accordance with minimum funding standards established by the Employee Retirement Income Security Act of 1974 (ERISA). Contributions are intended to provide for benefits attributable not only to service to date, but to service expected to be conferred in the future.

The Phoenix Companies sponsors pension and savings plans for its employees, and employees and agents of its subsidiaries. The qualified plans comply with requirements established by ERISA and excess benefit plans provide for that portion of pension obligations, which is in excess of amounts permitted by ERISA. The Phoenix Companies also provides certain health care and life insurance benefits for active and retired employees. We incur applicable employee benefit expenses through the process of cost allocation by The Phoenix Companies.

In addition to its pension plans, The Phoenix Companies currently provides certain health care and life insurance benefits to retired employees, spouses and other eligible dependents through various plans which it sponsors. A substantial portion of The Phoenix Companies' affiliate employees may become eligible for these benefits upon retirement. The health care plans have varying co-payments and deductibles, depending on the plan. These plans are unfunded.

Applicable information regarding the actuarial present value of vested and non-vested accumulated plan benefits, and the net assets of the plans available for benefits is omitted, as the information is not separately calculated for our participation in the plans. The Phoenix Companies, the plan sponsor, established an accrued liability and amounts attributable to us have been allocated. The amount of such allocated benefits is not significant to the financial statements.


8.   OTHER COMPREHENSIVE INCOME

We record unrealized gains and losses on available-for-sale securities and effective portions of the gains or losses on derivative instruments designated as cash flow hedges in accumulated other comprehensive income. Unrealized gains and losses on available-for-sale securities are recorded in other comprehensive income until the related securities are sold, reclassified or deemed to be impaired. The effective portions of the gains or losses on derivative instruments designated as cash flow hedges are reclassified into earnings in the same period in which the hedged transaction affects earnings. If it is probable that a hedged forecasted transaction will no longer occur, the effective portions of the gains or losses on derivative instruments designated as cash flow hedges are reclassified into earnings immediately.

SOURCES OF OTHER COMPREHENSIVE INCOME:                                  YEAR ENDED DECEMBER 31,
($ in thousands)                             -------------------------------------------------------------------------------
                                                         2005                      2004                      2003
                                             --------------------------- ------------------------- -------------------------
                                                 GROSS         NET         GROSS         NET         GROSS         NET
                                             ------------- ------------- ------------ ------------ ------------ ------------

Unrealized gains (losses) on
  investments..............................  $    (64,713) $    (16,569) $   (17,140) $   (11,734) $    (2,606) $     8,959
Net realized investment losses on
  available-for-sale securities included
  in net income............................        10,127         6,583       (4,720)      (3,068)      (9,843)      (6,398)
                                             ------------- ------------- ------------ ------------ ------------ ------------
Net unrealized investment gains (losses)...       (54,586)       (9,986)     (21,860)     (14,802)     (12,449)       2,561
Net unrealized derivative instruments
  losses...................................          (516)         (335)        (517)        (336)        (516)        (335)
                                             ------------- ------------- ------------ ------------ ------------ ------------
Other comprehensive income (loss)..........       (55,102) $    (10,321)     (22,377) $   (15,138)     (12,965) $     2,226
                                             ------------- ============= ------------ ============ ------------ ============
Applicable deferred policy acquisition
  cost amortization........................       (39,223)                       912                   (16,390)
Applicable deferred income taxes
  (benefit)................................        (5,558)                    (8,151)                    1,199
                                             -------------               ------------              ------------
Offsets to other comprehensive income......       (44,781)                    (7,239)                  (15,191)
                                             -------------               ------------              ------------
OTHER COMPREHENSIVE INCOME (LOSS)..........  $    (10,321)               $   (15,138)              $     2,226
                                             ==============              ============              =============


COMPONENTS OF ACCUMULATED                                                           AS OF DECEMBER 31,
OTHER COMPREHENSIVE INCOME:                                ------------------------------------------------------------------
($ in thousands)                                                         2005                              2004
                                                           --------------------------------  --------------------------------
                                                                GROSS             NET             GROSS             NET
                                                           ---------------  ---------------  ---------------  ---------------

Unrealized gains (losses) on investments.................  $     (17,550)   $      (1,412)   $      37,036    $       8,573
Unrealized gains on derivative instruments...............          1,241              807            1,757            1,143
                                                           ---------------  ---------------  ---------------  ---------------
Accumulated other comprehensive income...................        (16,309)   $        (605)          38,793    $       9,716
                                                           ---------------  ===============  ---------------  ===============
Applicable deferred policy acquisition costs.............        (15,378)                           23,845
Applicable deferred income taxes.........................           (326)                            5,232
                                                           ---------------                   ---------------
Offsets to other comprehensive income....................        (15,704)                           29,077
                                                           ---------------                   ---------------
ACCUMULATED OTHER COMPREHENSIVE INCOME...................  $        (605)                    $       9,716
                                                           ===============                   ===============


9.   FAIR VALUE OF FINANCIAL INSTRUMENTS AND DERIVATIVE INSTRUMENTS

FAIR VALUE OF FINANCIAL INSTRUMENTS

CARRYING AMOUNTS AND ESTIMATED FAIR VALUES                                        AS OF DECEMBER 31,
OF FINANCIAL INSTRUMENTS:                                  ------------------------------------------------------------------
($ in thousands)                                                         2005                               2004
                                                           --------------------------------  --------------------------------
                                                             CARRYING           FAIR           CARRYING           FAIR
                                                               VALUE            VALUE            VALUE            VALUE
                                                           ---------------  ---------------  ---------------  ---------------

Cash and cash equivalents................................  $      25,818    $      25,818    $      39,598    $      39,598
Debt securities..........................................      2,789,491        2,789,491        3,075,379        3,075,379
Equity securities........................................             --               --              261              261
Policy loans.............................................          8,171            8,171            2,486            2,486
                                                           ---------------  ---------------  ---------------  ---------------
FINANCIAL ASSETS.........................................  $   2,823,480    $   2,823,480    $   3,117,724    $   3,117,724
                                                           ===============  ===============  ===============  ===============

Investment contracts.....................................  $   2,256,129    $   2,250,695    $   2,627,920    $   2,644,127
                                                           ---------------  ---------------  ---------------  ---------------
FINANCIAL LIABILITIES....................................  $   2,256,129    $   2,250,695    $   2,627,501    $   2,643,708
                                                           ===============  ===============  ===============  ===============

DERIVATIVE INSTRUMENTS

We maintain an overall interest rate risk-management strategy that primarily incorporates the use of interest rate swaps as hedges of our exposure to changes in interest rates. Our exposure to changes in interest rates primarily results from our commitments to fund interest-sensitive insurance liabilities, as well as from our significant holdings of fixed rate financial instruments.

All derivative instruments are recognized on the balance sheet at fair value. Generally, each derivative is designated according to the associated exposure as either a fair value or cash flow hedge at its inception as we do not enter into derivative contracts for trading or speculative purposes.

Cash flow hedges are generally accounted for under the shortcut method with changes in the fair value of related interest rate swaps recorded on the balance sheet with an offsetting amount recorded in accumulated other comprehensive income. The effective portion of changes in fair values of derivatives hedging the variability of cash flows related to forecasted transactions are reported in accumulated other comprehensive income and reclassified into earnings in the periods during which earnings are affected by the variability of the cash flows of the hedged item.

We recognized an after-tax loss of $0.3 million, $0.3 million and $0.3 million for the years ended December 31, 2005, 2004 and 2003 (reported as other comprehensive income in Statement of Income, Comprehensive Income and Changes in Stockholder's Equity), which represented the change in fair value of interest rate forward swaps which have been designated as cash flow hedges of the forecasted purchase of assets. For changes in the fair value of derivatives that are designated as cash flow hedges of a forecasted transaction, we recognize the change in fair value of the derivative in other comprehensive income. Amounts related to cash flow hedges that are accumulated in other comprehensive income are reclassified into earnings in the same period or periods during which the hedged forecasted transaction (the acquired asset) affects earnings. For the years 2005, 2004 and 2003, we reclassified after-tax gains of $0.3 million, $0.3 million and $0.3 million, respectively, into earnings related to these same derivatives.

We held no positions in derivative instruments at December 31, 2005 and 2004.


10.  STATUTORY FINANCIAL INFORMATION AND REGULATORY MATTERS

We are required to file annual statements with state regulatory authorities prepared on an accounting basis prescribed or permitted by such authorities. There were no material practices not prescribed by the State of Connecticut Insurance Department as of December 31, 2005, 2004 and 2003. Statutory surplus differs from equity reported in accordance with GAAP primarily because policy acquisition costs are expensed when incurred, investment reserves are based on different assumptions, life insurance reserves are based on different assumptions and income taxes are recorded in accordance with the Statement of Statutory Accounting Principles No. 10, "Income Taxes", which limits deferred tax assets based on admissibility tests.

STATUTORY FINANCIAL DATA:                                                        AS OF OR FOR THE YEAR ENDED DECEMBER 31,
($ in thousands)                                                            -------------------------------------------------
                                                                                  2005             2004             2003
                                                                            ---------------  ---------------  ---------------

Statutory capital and surplus............................................   $     264,825    $     245,831    $     240,750
Asset valuation reserve..................................................           5,575            7,370            1,249
                                                                            ---------------  ---------------  ---------------
STATUTORY CAPITAL, SURPLUS AND ASSET VALUATION RESERVE...................   $     270,400    $     253,201    $     241,999
                                                                            ===============  ===============  ===============
STATUTORY GAIN (LOSS) FROM OPERATIONS....................................   $      12,251    $      (2,574)   $     (37,237)
                                                                            ===============  ===============  ===============
STATUTORY NET INCOME (LOSS)..............................................   $      12,749    $      (3,254)   $     (37,387)
                                                                            ===============  ===============  ===============

The Connecticut Insurance Holding Company Act limits the maximum amount of annual dividends and other distributions in any 12-month period to stockholders of Connecticut domiciled insurance companies without prior approval of the Insurance Commissioner. Under current law, we cannot make any dividend distribution during 2006 without prior approval.


11.  CONTINGENT LIABILITIES

We are regularly involved in litigation, both as a defendant and as a plaintiff. The litigation naming us as a defendant ordinarily involves our activities as an insurer, investor or taxpayer. Several current proceedings are discussed below. In addition, state regulatory bodies, the Securities and Exchange Commission, or SEC, the National Association of Securities Dealers, Inc., or NASD, and other regulatory bodies regularly make inquiries of us and, from time to time, conduct examinations or investigations concerning our compliance with, among other things, insurance laws and securities laws.

For example, during 2003 and 2004, the SEC conducted examinations of certain Company variable products and certain affiliated investment advisors and mutual funds. In 2004, the NASD also commenced examinations of two affiliated broker-dealers; the examinations were closed in April 2005 and November 2004, respectively. In February 2005, the NASD notified an affiliate of the Company that it was asserting violations of trade reporting rules by the affiliate of the Company. The affiliated company responded to the NASD allegations in May 2005 but has not received any further inquiries to date.

Federal and state regulatory authorities from time to time make inquiries and conduct examinations regarding compliance by the Company with securities and other laws and regulations affecting its registered products. The Company endeavors to respond to such inquiries in an appropriate way and to take corrective action if warranted. Recently, there has been a significant increase in federal and state regulatory activity relating to financial services companies, with a number of recent regulatory inquiries focusing on late-trading, market timing and valuation issues. Our products entitle us to impose restrictions on transfers between separate account sub-accounts associated with our variable products.

In 2004 and 2005, the Boston District Office of the SEC conducted a compliance examination of certain of the Company's affiliates that are registered under the Investment Company Act of 1940 or the Investment Advisers Act of 1940. Following the examination, the staff of the Boston District Office issued a deficiency letter primarily focused on perceived weaknesses in procedures for monitoring trading to prevent market timing activity. The staff requested the Company to conduct an analysis as to whether shareholders, policyholders and contract holders who invested in the funds that may have been affected by undetected market timing activity had suffered harm and to advise the staff whether the Company believes reimbursement is necessary or appropriate under the circumstances. A third party was retained to assist the Company in preparing the analysis. Based on the analysis, the Company advised the SEC that it does not believe that reimbursement is appropriate.

Over the past two years, a number of companies have announced settlements of enforcement actions with various regulatory agencies, primarily the SEC and the New York Attorney General's Office. While no such action has been initiated against us, it is possible that one or more regulatory agencies may pursue this type of action against us in the future.

Financial services companies have also been the subject of broad industry inquiries by state regulators and attorneys general which do not appear to be company-specific. In this regard, in 2004, we received a subpoena from the Connecticut Attorney General's office requesting information regarding certain distribution practices since 1998. Over 40 companies received such a subpoena. We are cooperating fully and have had no further inquiry since filing our response.

These types of regulatory actions may be difficult to assess or quantify, may seek recovery of indeterminate amounts, including punitive and treble damages, and the nature and magnitude of their outcomes may remain unknown for substantial periods of time. While it is not feasible to predict or determine the ultimate outcome of all pending investigations and legal proceedings or to provide reasonable ranges of potential losses, we believe that their outcomes are not likely, either individually or in the aggregate, to have a material adverse effect on our financial condition, or consideration of available insurance and reinsurance and the provision made in our financial statements. However, given the large or indeterminate amounts sought in certain of these matters and litigation's inherent unpredictability, it is possible that an adverse outcome in certain matters could, from time to time, have a material adverse effect on our results of operation or cash flows.


12.  OTHER COMMITMENTS

During the normal course of business, we enter into agreements to purchase private placement investments. As of December 31, 2005, we had committed $14,591 thousand under such investments, all of which is expected to be disbursed by December 31, 2006.

                                     PART II

                    INFORMATION NOT REQUIRED IN A PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

          Securities and Exchange Commission Registration Fee    $21,400

          Estimated Printing and Filing Costs                    $12,000

          Estimated Accounting Fees                              $4,000


ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

             Section 33-779 of the Connecticut General Statutes states that:
         "a corporation may provide indemnification of or advance expenses to a director, officer, employee or agent only as permitted by sections 33-770 to 33-778, inclusive."

             Article VI. Section 6.01. of the Bylaws of the Registrant (as amended and restated effective May 16, 2002) provide that: "Each director, officer or employee of the company, and his heirs, executors or administrators, shall be indemnified or reimbursed by the company for all expenses necessarily incurred by him in connection with the defense or reasonable settlement of any action, suit or proceeding in which he is made a party by reason of his being or having been a director, officer or employee of the company, or of any other company in which he was serving as a director or officer at the request of the company, except in relation to matters as to which such director, officer or employee is finally adjudged in such action, suit or proceeding to be liable for negligence or misconduct in the performance of his duties as such director, officer or employee. The foregoing right of indemnification or reimbursement shall not be exclusive of any other rights to which he may be entitled under any statute, bylaw, agreement, vote of shareholders or otherwise."

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

          Not applicable.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

         (a)

              1. Underwriting Agreement - Incorporated by reference to Registrant's Filing on Form S-1, File No. 333-55240 filed via Edgar on February 8, 2001.

              2.   Not applicable.

              3.   (i)  Articles of Incorporation - Incorporated by reference to
                        Registrant's Filing on Form S-1, File No. 333-55240 filed via Edgar on February 8, 2001.

                   (ii) Bylaws of PHL Variable Insurance Company, effective
                        May 16, 2002 is incorporated by reference to Registrants Filing S-1 File No. 333-87218 filed via Edgar on
                        May 1, 2004.

              4.   (a)  Single Premium Deferred Equity Indexed Modified Annuity
                        contract (generic version) - Incorporated by reference to Registrant's Filing on Form S-1, File No. 333-132399 filed via Edgar on March 14, 2006.


                   (b) Group Single Premium Deferred Equity Indexed Modified Annuity Certificate filed herein.


              5.   Opinion regarding legality - Refer to exhibit 23(b).

              6.   Not applicable.

              7.   Not applicable.

              8.   Opinion regarding tax matters - Refer to exhibit 23(c).

              9.   Not applicable.

              10.  Not applicable.

              11.  Not applicable.

              12.  Not applicable.

              13.  Not applicable.

              14.  Not applicable.

              15.  Not applicable.

              16.  Not applicable.

              17.  Not applicable.

              18.  Not applicable.

              19.  No applicable.

              20.  Not applicable.

              21.  The Registrant has no subsidiaries.

              22.  Not Applicable

              23.  (a) Consent of PricewaterhouseCoopers LLP, filed herein.

              23.  (b) Opinion and Consent of Kathleen A. McGah, Esq., filed herein.

              23.  (c) Consent of Brian Giantonio, Esq. filed herein.

              24. Powers of attorney- Incorporated herein by reference to Registrant's Filing on Form S-1, File No. 333-132399 filed via Edgar on March 14, 2006.

              25.  Not applicable.

              26.  Not applicable.

             (b)   Certain schedules are inapplicable and therefore have been omitted. Applicable schedules are shown in the related financial statement filed herein.


ITEM 17. UNDERTAKINGS

         The undersigned registrant hereby undertakes pursuant to Item 512 of Regulation S-K:

              (1) To file, during any period in which offers of sales are being made, a post-effective amendment to this registration statement:

                   (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                   (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                   (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

              (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

              (4)  Not applicable.

              The undersigned registrant hereby undertakes pursuant to Item 512(h) of Regulation S-K:

            Insofar as indemnification for liability arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hartford, State of Connecticut, on this 7th day of April, 2006.

                                       PHL VARIABLE INSURANCE COMPANY

                                       By:  ____________________________________

                                            * Philip K. Polkinghorn
                                            President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

       SIGNATURE                                            TITLE
       ---------                                            -----

                                                            Director, Executive Vice President and Chief
-----------------------------------------------             Financial Officer
*Michael E. Haylon

                                                            Director and Senior Vice President
-----------------------------------------------
*Mitchell R. Katcher


-----------------------------------------------             Director and President
*Philip K. Polkinghorn

                                                            Director, Executive Vice President and Chief
-----------------------------------------------             Investment Officer
*James D. Wehr


By:/s/ Kathleen A. McGah
   ---------------------
*Kathleen A. McGah, as Attorney-in-Fact pursuant to Powers of Attorney.



                                      S-1